Exhibit 10.8

The Assessment Report on the Mineral Resources
 Prospecting and Mining Rights to Cunliji, JiYingshan and Chenjiagou in Penglai City, Shandong Province

Penglai Xin Guan Mining Co., Ltd
August 2009

The Assessment Report on the Mineral Resources Estimation
Prospecting and Mining Rights to Cunliji, JiYingshan and ChenJiagou in Penglai City, Shandong Province

The Compiling Unit: Shandon Zhengyuan Geological Resources Exploration Institute, Ltd.
Technical Director: Zhao Dongdong
Complier: Liu Yanhuan
Examiner: Shi Weiquan
Chief Engineer: Qu Shaodong
General Manager: Li Xuetong
Unit to Submit the Report: Penglai Xin Guan Mining Co., Ltd
Time to Submit the Report: August 2009

Table of contents
3
1 PREFACE	6
1.1Overview	6
1.1.1 Purpose	6
1.1.2 Location and Assess	7
1.1.3 Physical Geography and Economic Overview	8
1.1.4 Setting of mineral rights	9
1.2 Overview of the historical exploration	11
1.2.1 Cunliji Mining Area	11
1.2.2 Jiyingshan and Chenjiagou Mining Area	12
1.3 Resources and Reserves Estimation	12
2 Regional Geology	13
2.1 Strata	13
2.2 Structure	15
2.3 magmatic rocks	16
2.4 The ore-forming geological conditions	17
2.5 Overview of regional minerals	17
3 Local Geology	18
3.1 Cunliji mining area	18
3.1.1 Geological features	18
3.1.2 Deposit	21
3.1.3 Ore body	21
3.1.4 Ore Quality	23
3.1.5 Ore types	24
3.1.6 Wall rock	25
3.2 Jiyingshan and Chenjiagou mine area	25

3.2.1 Strata	26
3.2.2 Structure	26
3.2.3 Magmatic rocks	28
3.2.4 Wall rock alteration	29
3.2.5 Alteration zone	29
3.2.6 Ore quality	36
3.2.7 Ore minerals and gangue minerals	37
3.2.8 Ore chemical composition	39
3.2.9 Texture and structure of minerals	39
3.2.10 Ore types	41
3.2.11 Alteration wall rock and horsestone	41
3.2.12 Mineralization enrichment	42
4 Mineral processing	42
4.1 Mineral Process Flow Sheet	42
4.2 Mineral processing results	43
5 Mining	45
5.1 hydro-geology	45
5.1.1 Overview	45
5.1.2 Lithology and hydro-geology	46
5.1.3 Hydraulic connection between aquifers and water dynamic rule	48
5.1.4 Mine inflow and status of water supply sources	49
5.2 Geo-technology and statue after mining	49
5.3 Geo-environmental conditions and changes after mining	51
5.3.1 Evaluation on status of geological disaster in mining area	51
5.3.2 Evaluation on the status of geo-environmental problems in mine area	52
5.3.3 Assessment on predictions relating to geo-environment	54
6 Resources estimation	54
6.1 Industrial indicators for resources estimation	54
6.2 Scopes and targets of resources estimation	55
6.3 Methodology of resources estimation	55

6.4 Parameter determination for resources estimation	56
6.4.1 Estimation formula	56
6.4.2 Parameter determination	56
6.5 Delineation and determination of the ore body and boundary in resources estimation	59
6.5.1 Delineation of the ore body in single project	59
6.5.2 The delineation of the ore body on the middle geological map and the boundary determination of resources estimation	59
6.6 Segment classification	60
6.7 Resources Estimation	61
6.7.1 Several problems required to be explained for this resources estimation	61
6.7.2 Resources estimation	61
7 Geological knowledge in the area and the proposals for the next-step work	62
7.1 Cunliji Mine area	62
7.2 Jiyingshan mine area	63
7.3 Dachenjia mine area	64
List of tables	69
Table 1 Calculation of ave thickness of a single project and the ave weighted grade	1
Table 2 Calculation of ave thickness and ave weighted grade of segment	13
Table 3 Resources estimation in the mine area	15
Table 4 The original resources estimation in Cunliji Mine area	16
Table 5 Summary table of resources estimation in the whole mine area	17
List of Figures	1
LIST OF APPENDICES	1
Appendix 1 Mining license in Cunliji mine area	1
Appendix 2 Prospecting license in Cunliji mine area	1
Appendix 3 Prospecting license in Jiyingshan mine area	1
Appendix 4 Prospecting license in Chenjiagou mine area	1

Appendix 5 The Geological Survey Certificate of Shandong Zhengyuan mineral exploration LLC	1

1 PREFACE

1.1Overview

1.1.1 Purpose

Penglai Xin Guan Mining Co., Ltd, to acquire the resources within the mining and prospecting rights belonging to the company to Cunliji, Jiyingshan and Chenjiagou in the south of Penglai City, in particular to master the potential resources, to provide a geological basis for the company's geological survey work and management in the next step, specially Shandong Zhengyuan LLC was requested to compile “The Assessment Report on the Resource and Reserves Prospecting and Mining Rights to Cunliji, Jiyingshan and Chenjiagou in Penglai City, Shandong Province.”
Its compiling purposes are as follows:

To know roughly about the mine resources and reserves in Cunliji, jiyingshan and Chenjiagou belonging to Xin Guan Mining Co., Ltd, the mineral resources are going to be rationally developed, utilized and protected. To know roughly the zone of gold mineralization, the occurrence of the gold ore body and the location of the body and the gold grade, and its long-term reserves, etc. The above mentioned will provide the geological basis for the future compiling of exploration design and optimizing the mining process.

This potential resources evaluation was based on Geological Survey standard rock gold mine(DZ／T 0205-2002).

1.1.2 Location and Assess

This potential resources assessment covers three exploration and mining right, among which not only is Cunliji the exploration area, but a mining one. In these three mining areas, Jiyingshan locates roughly in the middle, while Chenjiagou is its West–Northwest, and Cunliji its southeast. These three mining areas are combined to form one project for reporting purposes. There is 35kms from its center to the South of Penglai City, Shandong Province, 5kms to the East of Cunliji Town. Its administrative division is under Cunliji Town, Penglai City. There is 30kms from the West of the mining area to Longkou Port and 60kms from its East to Yantai Port. The traffic is very convenient, such as the interlinked highways, one from Mou (ping) to Huang (county), and the other from Peng (lai) to Qing (dao) (see Figure 1).

Figure 1 The traffic location map of mineral rights owned by Xin Guan company in Penglai City, Shandong Province

交通位置图
图例
市政府驻地
县（市、区）政府驻地
乡、镇政府驻地
地（市）界
县（市、区）界
铁路
汽车专用公路
干线公路
航海线
矿区位置
烟台市
蓬莱市
龙口市
招远市
栖霞市
莱州市
莱阳市
莱西市
海阳市
平度市
乳山市
文登市
荣成市
威海市
牟平区
福山区
莱山区
艾山
大泽山

1.1.3 Physical Geography and Economic Overview

Local terrain, with a strong cutting, is hilly areas from 80m to 183m in elevation. Its gullies and grooves develop well with a good rock outcrops and its Mesozoic and Cenozoic Quaternary loose deposits locate mostly in the foothills of the valley. Mostly the water system is the seasonal river, while the temperature belongs to the continental monsoon climate. Its annual average temperature and rainfsall are 11.8 ℃and 637mm respectively with a 185-205days’ frost-free period, and a rainy season concentrating in July and August. The Spring and Autumn are short, while the Winter and Summer long in this area. Thus there are four distinct seasons and a pleasant weather. It does not occur earthquake in the vicinity and belongs to the degree of seismic intensity Ⅶ according to the table about the seismic intensity of Shandong Province. The local economy is agricultural and fruit industry mainly, especially rich in wheat, corn, peanuts, apples and other economic crops with a sufficient labor force.

1.1.4 Setting of mineral rights

Cunliji mine was the first one to be issued a temporary mining license whose number was the Yan-Lin Mining and Metallurgy Yellow Letters[1992] No. 023 in May 1992, by the Yantai City Bureau of Geology and Mineral Resource. And on Oct 28, 1998 the Office of Geology and Mineral Resource of Shandong Province issued the gold mining permits whose number was 3700009840091. Then in March 2004, renewal of the mining permits was continued, whose number was 3700000430017, valid from March 2004 to March 2006. In 2007, this mine was purchased by the Penglai City Gold Head Corporation and changed its name to the Cunliji Gold Mine of Penglai City Gold Head Corporation. The gold mining licenses are 3700000720179 now, valid for September 2007 to April 2009. Its scope and size have not been changed. The Mining license inflection point coordinates are as follows (Table 1-1).

Table 1-1 The inflection point coordinates license about the scope of the Cunliji gold mining
Point Number	X Coordinate	Y Coordinate	Point Number	X Coordinate	Y Coordinate
A	4156500	40574400	C	4155436	40574378
B	4156280	40574800	D	4155654	40574046
B1	4156134	40574800
Mining depth is +100 m-0m, and the size is 0.425 km2.

The Jiyingshan prospecting rights were set up for the first time on April 22, 2004. Its prospecting permit number is 3700000410469, valid from June 2, 2009 to March 31, 2011.
The prospecting area is 16.34km2, including Jiyingshan Dacuijia and Shangwangjia these three zones of gold mineralization. Mining inflection point coordinates is shown in Table 1-2

Table 1-2 The inflection point coordinates license about the scope of the Jiyingshan gold mining
No.	East longitude	Northern latitude	No.	East longitude	Northern latitude
1	120°47′30″	37°34′30″	10	120°48′00″	37°33′30″
2	120°50′00″	37°34′30″	11	120°47′00″	37°33′30″
3	120°50′00″	37°32′00″	12	120°47′00″	37°34′00″
4	120°48′00″	37°32′00″	13	120°47′30″	37°34′00″
The inflection point coordinates license about the scope of the

Chenjiagou gold mine prospecting permits shown inTable1-3, the area is 16.17 km2.

Table 1-3 The inflection point coordinates license about the scope of the Chenjiagou gold mining
No.	Longitude E	Latitude N	No.	Longitude E	Latitude N
1	120°46′30″	37°35′00″	10	120°47′00″	37°32′00″
2	120°50′00″	37°35′00″	11	120°47′00″	37°31′30″
3	120°50′00″	37°34′30″	12	120°49′00″	37°31′30″
4	120°47′30″	37°34′30″	13	120°49′00″	37°31′15″
5	120°47′30″	37°34′00″	14	120°48′15″	37°31′15″
6	120°47′00″	37°34′00″	15	120°48′15″	37°31′00″
7	120°47′00″	37°33′00″	16	120°48′00″	37°31′00″
8	120°48′00″	37°33′00″	17	120°48′00″	37°30′45″
9	120°48′00″	37°32′00″	18	120°46′30″	37°30′45″

1.2 Overview of the historical exploration

1.2.1 Cunliji Mining Area

The mine has had a long gold mining history. Until now we still can see the residual remains of ancient mining in the old cave. In the period of 88 years from 1983 to now, the local people even also have digged the high-graded and thicker ore body out of the near surface. From June to December in 1991, the Nuclear Industry Geological Exploration Bureau 248 Northeast Team (now the Nuclear Industrial Geological unit 248 of Shandong Province) practiced the gold survey in this area. They discovered the gold occurrence in Nanda Zhaojia, and elicited the No.ⅠandⅡ industrial ore body by trench, pit and drilling in conjunction with the civil mining. And submitted the “Geological Survey Report on the Gold Occurrence in Dazhaojia, Penglai City, Shandong Province” ratified by the [of the Mineral Resource Committee, Shandong Province in the Lu-owned Office (2000) 11] File. In February 2009, the Nuclear Industrial Geological unit 273 of Shandong Province, had submitted in the district the “Resource and Reserves Verification Report on the Gold Occurrence in Dazhaojia, Penglai City, Shandong Province” ratified by the Mineral Resource Committee, Shandong Province in the [Lu-owned Office (2000) 11] File

1.2.2 Jiyingshan and Chenjiagou Mining Area

There were many works had once been done in these areas, including the scale of 1:200,000 and 1:50,000 regional geological surveys, the survey about the 1:200,000 aeromagnetic, gravity, stream sediment and placer measurement and the surface geochemical prospect. For gold exploration, 1:50,000 gold placer measurements and 1:50,000 geochemical and integrated geophysical magnetic probe, γ electrical method, gravity, and the work of theγ-ray spectrum had been carried out.

In this area, several research report have been completed such as “Jiaodong region gold deposit perspective division and metallogenic prediction”, “perspective of Gold deposit in Shandong Province, and 95 exploration work plans”, “Metallogenic Rule of Gold Deposits in Large Medium Size and Target Areas of Gold Exploration in Jiaodong, Shangdong”, etc. During 1994-2004, Sixth Geological Survey of Geology and Mineral Resources of Shandong Bureau conducted gold exploration work in the district and control gold mineralization area at the surface and shallow by the trench in 100m×200m space.

1.3 Resources and Reserves Estimation

What we obtained from this work is as follows:
111b ore tonnage is 73,000t, contains gold metal 455kg, the average thickness of the ore body is 0.94m and gold grade is 6.24g/t.
333 ore tonnage is 1.359 million tons, and contains gold metal 6488.39kg, the average thickness and gold grade of the ore body are 1.68m and 4.77g/t respectively.

334 catalogue ore tonnage is 1,798,100t, gold metal content is 11518.88kg. The average thickness and gold grade of the ore body are 1.37m and 6.41g/t respectively.
The total (111b+333+334)ore tonnage is 3,230,100 t and the metal gold content is 18462.27kg.

2 Regional Geology

The survey area is located northern Jiao-Liao uplift in China-Korean platform, and located in the east of Yi-Shu fault zone. In the area local tectonics developed well, and magmatism frequent, with a widespread strata.

2.1 Strata

The division of local formation belongs to the Penglai formation of Ludong formation in Huabei, includes the Jiaodong Group (Aγ2j) of Archean, lower Proterozoic powder hills(Pt1f), Sinian Penglai Group (Pt3ZP) of the upper Proterozoic, Mesozoic Cretaceous (K), Cenozoic Tertiary (N) and Quaternary (Q).

① Jiaodong Group (Aγ2j) of Archean(Aγ2j)
Jiaodong Group (Aγ2j) of Archean(Aγ2j)mainly distributes Longshandian-Daxindian, Huluxian, Dajijiaxi, etc, which can be divided into Gugezhuang and Miaojia rock Group from top to down. The main rock assemblages are biotite-granulite, biotite- plagioclase-gneiss, Plagioclase-amphibolite magnetite-quartzite, etc. The construction of original rocks which is poly-cycle, is formed of marine sedimentary and interlayer of the intermediate-basic magma and volcanic clastic sedimentary rocks. Because influenced by the intermediate-and-high-graded regional metamorphism and migmatization of different degrees, it was usually regarded as the ore source rock.

② Lower proterozoic powder hill Group (Pt1f)
The lower proterozoic powder hill Group (Pt1f) distributes mainly in the northern Longshandian-Chaoshui, and the vicinity of Bajiaokou and Gaotong-Fushan. It can be divided into four units from below, such as Zhujiakuang, Zhanggezhuang, Jutun and Gangyu. Rock assemblages hornblende-granulite subfacies, are the biotite-granulite, Tremolite-granulite, dolomitic-marble, marble, sillimanite-2 mica-schist, garnet-sillimanite-biotite schist, etc. The construction of the original rock is a set of rocks, such as sandy-muddy-clastic rock, carbonate, and sedimentary rocks of carbon-muddy-clastic. The abundance value of gold  is 1.4~1.5ppb.

③ Upper Proterozoic Penglai Group (Pt3ZP)

Upper Proterozoic Penglai Group (Pt3ZP) is located in the vicinity of southwest of Longshandian and the area of Songshan-Gaotong. The Group can be divided from bottom into the following units: Baoshankou, Fuzikuang, Nanzhuang and Xiangkuang. The rock assemblages are phyllite rock, slate, quartzite, limestone, etc. The degree of metamorphism is up to that of the lower greenschist facies. Original rock belongs to the clastic and muddy sedimentary formation.

④ Mesozoic Cretaceous (K)

Mesozoic Cretaceous (K) distributes in the north of Songshan and Gaotong as well as the northwest of Daxinzhuang, etc. The Laiyang Group of the lower cretaceous is a set of sedimentary caused by the pluvial-alluvial phase, and motley conglomerate of the shallow lacustrine facies sandstone, siltstone, etc. Qingshan Group of lower cretaceous is a set of sedimentary caused by the intermediate-acidic volcanic lava and volcanicalstic rock. Wangshi Group of upper Cretaceous is formed of river-lacustrine facies detrital sedimentary.

⑤ Cenozoic (N) (Q)

Cenozoic (N) (Q) includes Tertiary Chishan Group and Quaternary Xukou Group and Linyi Group. Chishan Group locating around Penglai City, is s set of basic volcanic lava (alkaline-olivine-basalt). Xukou Group distributes around the North Coast of Fushan, formed by the marine sand. Linyi Group belongs to the alluvium sedimentary distributes along the modern stream.

2.2 Structure

The Survey area is characterized by the fracture which mainly strikes north-north-east and north-west direction, then strikes near north-south, west-east and north-east direction.

① NNE Fault

The NNE Fault with a main conclusion of Cunliji and Gusidian tensional faults, distributes throughout the region and forming the dense bundles. extend approximately along the 20°, tending to the south-east with a steep inclination.

②NW Fault

The NNE fault, strikes along 300°~330°direction with a dextral shear. It includes mainly the compressive fracture of Chaoshuixi and Wangzhuang, the north of Gaotong tensional fracture and the west of Luhuxian strike fault.

③SN Fault

The Daxindian-Longshandian fault is the main one.

④WE Fault

The fault of the north of Zangjiazhuang and the south of the Guxian is representative of the fault of striking west-east.

⑤NE Fault

The fault strikes north-east direction includes the Bajiaokou and northern Wangzhuang strike fault as well as the Chaoshui fault, etc.
Among the above faults, the NE and NNE faults are the gold ore-controlling structure.

2.3 magmatic rocks

① Archean intrusive rocks

Archean intrusive rocks, including two intrusions, the former is Daxindian and the latter Longshandian, are the plutonic rock. Their lithology belongs to the gneissic fine-grain tonalitic rocks in Huilonggang unit of Qixia Group.

② Proterozoic intrusive rocks

Proterozoic intrusive rocks primarily are the gneissic fine-grain monzogranite and granodiorite of Shuangshan Super-Group, and medium-grain biotite- granite with a batholith-like spreading.

③Early Yanshan intrusive rocks

Guojialing Super-Group: the lithology is formed by medium-grain granodiorite batholiths like.

Yu-Shan super-unit: four intrusive bodies with the lithology of quartz-diorite-porphyry.

2.4 The ore-forming geological conditions

The strata, tectonic, magmatic rocks in the survey area have developed well. The higher gold abundance value exists in the Groups of Jiaodong, Fenzi, Penglai. The structure has also developed well. Mesozoic Guojialing super-unit rock distributes in a large-scale. The above three ore-controlling factors are the indispensable condition for the regional gold mineralization.

2.5 Overview of regional minerals

It is relatively rich in mineral resources, mainly in gold, and then there are lead, zinc, iron, building materials and so on in the region. The gold deposits are Heilangou, Ankou, Daliuhang, etc. The faults of Gusidian and Bajiaokou, well regional magmatic activity, are the interest area of gold mineralization.

Rock gold deposit is marked by the quartz veins and altered rocks of the NNE and NE trending fault structures.

3 Local Geology

3.1 Cunliji mining area
Cunliji gold survey area, occupying 0.43km2, distributes at the south-eastern corner of the mining area.
The area above the 0m elevation is the mining scope, while beneath, the prospecting scope.

3.1.1 Geological features

① Strata

Mainly the quaternary loose sedimentary, distribute more common in the alluvial valley, alluvial pluvial and residual clay, sandy clay, gravel and pebbles. The thickness is less than 3m.

② Structure

There are five fault zones in the region which can be numbered into Ⅰ, Ⅱ, Ⅲ, Ⅳ, Ⅴ. Until now, the gold ore body proven exists in the altered rocks of fault structure of  belts Ⅰand Ⅱ .
No. Ⅰ fault zone: locates 0.6km from the south-eastern Dazhaojia village. The zone strikes along 30～50°direction about 2km and with the inclination of 56~83°(average of 75°) towards at NW. Generally, the width of the zone is 0.5~3m, with the widest 14m. The zone mainly consists of beresite, sericitization-cataclastic granite. As the pyrite oxidation, it became a red alteration zone with the clear field marks. The strong silicification exists in this area, among which the narrow quartz veins are interspersed. Toward the deep, it gradually turned into beresite. The ore bodies ofⅠ1 andⅠ2 exist in zone, which is clearly subject to beresite with a clear boundary against the host rocks of both sides.

No.Ⅱ fault zone: It is the east side of No.Ⅰzone, from which about 200m with a strike length about 1000m. The southern end of the zone is out of a map sheet, while the northern end is covered by the quaternary with a wide 0.5~2m. Its geological features are similar to the No. Ⅰ zone, both parallel with each other, in which the Ⅱ1、Ⅱ2 ore bodies occupied.

No. Ⅲ fault zone: It is about 130m from the east side of No.Ⅱ fault zone with a less exposed on surface, and approximately, 120m in length beyond the surface. The zone strikes 30°direction with dipping75°towards NW. The lithology is similar to the No.Ⅰfault zone.

No.Ⅳfault zone: It is located at the south side of the No.Ⅰzone. There is 60m from its north end to the west of the south end of No.Ⅰ. There is about 480m exposed to the surface, whose width beyond the surface and the lithology both are the same with that of No.Ⅰzone.  The zone strikes 25 °towards the NW with a 70°in angle. The zone mainly is made of the beresite, sericitization-cataclastic rock and the sericite-quartz granite.
No. Ⅴ fault zone: There is about 160m to the west of the No. Ⅰzone. There is about 670m in length exposed to the surface, whose lithology is the same with that of No.Ⅰ. The zone strikes 30°towards the NW with a 72°. The zone is consists of  beresite, sericitization-cataclastic rock and the sericite-quartz granite.

③ magmatic rocks

Xishipeng unit of Guojialing super-unit (J η γ x): There is a large area of exposed surface whose lithology is the gray fine-medium-grain porphyritic hornblende-monzo granite with a porphyritic texture and massive structure. The phenocryst is consist of 7～15% K-feldspar and plagioclase. The matrix is made up of plagioclase, quartz, hornblende and biotite. The accessory mineral is mainly consists of sphene, then apatite, the content of zircon and magnetite is extremely low.

Veins are developed well in the mining area, mainly including lamprophyre-veins and quartz-veins. Lamprophyre dykes generated in the early mineralization strikes NNW, dipping 68°towards SE. It is tens of meters to several hundred meters long and a dozen centimeters to several meters wide. The dyke is dark gray which would be brown yellow with weathering. The phenocryst is made up of biotite and amphibole (pyroxene). The matrix is made up of plagioclase about 50%, biotite 20%, amphibole 10%, pyroxene, etc.

Quartz veins: develop mostly along the fracture zone, whose occurrence is the same with altered fracture zone. With few centimeters to tens of centimeters long and a few meters to several hundred meters wide. Quartz veins are close related to the gold mineralization and appear in the ore body discontinuously. There are traits such as along the direction and trend to inflating and shrinking with a pinch-out reproduction. Generally, gold grade should high when pyrite is well developed in quartz veins.

3.1.2 Deposit
In the current geological work, limited drilling and shaft were only carried out in the No.Ⅰ, Ⅱ fault zones, by which four ore bodies were discovered. These ore bodies occurrence in the No.Ⅰ, Ⅱ fault zones and were subjected to these two zones.

The gold average grade and thickness of ore deposit are 6.14ppm and 0.87m respectively, the ore body strikes 35°, dipping 75°towards NW. The occurrence and structure of ore occurrence are basically the same.
Ⅱ1 and Ⅱ2 ore bodies, with a 120m distance between each other and a total 270m in length, produced in the No.Ⅱstructure. They are 90m and 1800m long respectively. The minimum height controlled in the current mining is +10m.
Ⅰ1 andⅠ2 ore bodies, with a 140m distance between each other and a total 520m in length, produced in the No. Ⅰstructure. They are 300m and 220m long respectively. The minimum height controlled by the current drilling in the occurrence of ore is -277m.

Overall, the deposit is controlled by faults, and ore bodies still is open in the deep of -277m.

3.1.3 Ore body

No.Ⅰ1 ore body: It is the main ore body in mining area, distributes in the survey line -8～0 controlled by Shaft SJ1 and SJ2 and 4 middles along the vein. The ore body strikes 30° and with dipping 70°~ 85°towards NW, the ave inclination 75 °. The strike length of the ore body is 300m and the tendency length is 180m. The lowest level of the ore body controlled by the current exploration in the mining area is +2m and it is open in the deep.
The ave thickness and thickness coefficient of variation are 1.03m and 16% respectively. The ave grade, with an even gold distribution, and the grade coefficient of variation are 7.51×10-6   and 35% respectively.

NoⅠ2 ore body: It distributes in the line of 3～9 and is controlled by Shaft SJ1 and 4 middles along the vein. The strike length of the ore body is more than 220m, but the north end of ore body is out of license scope. The lowest level of the ore body controlled is -277m and the characteristics of the ore body are the same with that of the No.Ⅰ1. Currently, the mining area marked on the mining license has been exploited totally, yet the ore body is open in the deep.

NoⅡ1 ore body: It distributes in the line of -5～-2 , controlled by Shaft 2SJ1 and 3 middles along the vein. The ore body strikes 40°and with a dip 70° ~ 80° towards NW. The strike length of the ore body is 90m. The level of the ore body controlled by the pit is between +90m and +10m. The ave thickness and thickness coefficient of variation are 0.80m and 15% respectively. The average grade with an even gold distribution is5.63×10-6 and the stable grade coefficient 47%.

No. Ⅱ2 ore body: It distributes in the line of 0～7, controlled by Shaft 2SJ2 and 3 middles along the vein. The ore body strikes 40°and with a dip of 70° ~ 80° towards NW. The strike length of the ore body is 180m. The lowest level of the ore body controlled by the current pit is +10m and it is still open in the deep. The average thickness and thickness coefficient of variation are 0.87m and 18% respectively. The average grade with an even gold distribution is 5.58×10-6 and the grade coefficient 57%, the highest grade 22.60×10-6.

The thickness and grade of these 4 ore bodies which are controlled by the faults are stable. In the majority cases, the thickness of the ore body is the same with that of the structural alteration zone, while the thickness of ore body would increase at the following places, such as constructed turning, branch compound and inclination changes. The ore body forms mostly are like vein and podiform locally. The thin ore body has the characteristics of even thickness, continuity in strike direction and tendency. The ore lithology mainly is beresite and pyrite-quartz-veins which develop usually along the deep middle part of the ore body. The veins are continuous while uneven in thickness from several centimeters to tens of centimeters, etc. The gold grade will increase in the rich area of pyrite-quartz veins. But the gold grade is even less than the cut-off grade of the ore body in the area with no pyrite quartz veins.

3.1.4 Ore Quality

① Ore mineral

The ore minerals are simple relatively. The metallic minerals are mainly native gold, electrum, pyrite, galena, sphalerite, and minor chalcopyrite. Gangue minerals are mainly quartz, feldspar, sericite, chlorite, kaolin, calcite, etc.

The texture of the ore are mainly autoclastic, euhedral-hemi-euhedral，metasomatic relict，poikilitic，intersertal, cracked, and etc.

The fabric of the ore is mainly dense massive structure, veinlet, veinlet disseminated, taxitic, ect.

②The ore chemical components

Useful elements in ores are gold mainly, then silver, lead, zinc, copper, etc. The maximum gold grade in a single sample is 22.60 × 10-6, and average deposit grade is 6.14 × 10-6. The elements such as silver, copper, lead and zinc associated in the ore are failing to meet the comprehensive utilization of required standard.

③oxidation Ore

Oxidized ores are mainly distribute near the surface whose oxidation zone is 10~20m in depth. The pyrite in the ore became into limonite after oxidation, Fe2+ into Fe3+. The oxidized ore are small in amount and the primary ore would appear under 20m.

3.1.5 Ore types

① Natural type

The natural type of ore is divided into primary ore and oxide gold ore.

② Industry type

The ore is mainly consists of beresite and pyrite-bearing quartz vein, the former is the main ore component. Gold occurs in form of electrum and free gold in the metallic sulfides, while a few occurs in the gangue mineral. By a comprehensive analysis of ores, the average sulfur content was 0.25%, from which we know the ore industry type is lower sulfur altered type.

3.1.6 Wall rock

Ore bodies mainly occur in pyrite-quartz veins which was interlay in the pyrite-serizited cataclastic rocks. The surrounding rock includes sericite-quartz granitic rocks and granodiorite.
The wall rock alteration of ore body developed less whose scale and intensity are depend on the scale and the quality of the faults and the fracture degree of the rock with the following alteration types such as beresite, carbonate, potassium, chlorite, kaolin, etc.
The lithology and structure of the wall rock are greatly different with that of ore body. The pyrite and other sulfides are occur in form of disseminated and veinlet and stock vein in the ore body with a higher gold grade. In the wall rock, the content of sulfides and the gold is less than that of ore body.

3.2 Jiyingshan and Chenjiagou mine area

The mine area is located in Qixia axial anticline near the north wing, regional in hanging of the Jushangou-Huiwen fault. The metamorphism and deformation intrusive rocks of upper Archean Qixia Supper-unit are widely distributed, structure and dyke are developed and the strata scattered in the area.
There are three gold occurrences as follows Jiyingshan and Shangwangjia and Dacuijia in Jiyingshan mine. In Chenjiagou prospect area, there are currently only 4 gold mineralization and alteration zones can be seen on the surface.
The geological features of the area are described as follows:

3.2.1 Strata

The area is mainly quaternary loose rocks which are the alluvial and residual sediments scattered along Huangshuigou and both sides of Ⅰterrace of it. The lithology is mainly yellowish-brown, light yellow sandy clay and clayey siltstone, pebbly sand, mixed grain sand, etc. The thickness is 0.5～5m.The quaternary mainly are as follows:
Linyi group (QL): sandy clay and sub-sand which are along the ditch on both sides of terraces caused by alluvial and pluvial.
Yishui group (QT): distributing along the modern riverbed, is the gravel mixed with sand grains.

3.2.2 Structure

The structure of mine is mainly the faults, which strikes mainly along north-east, NEE and then the NW and EW nearly.
Structure of NE: NE striking fault spreads in the porphyaceous adamellite, the exposed length generally is 100~300m, whose longest part locating in the middle of Shangwangjia mine, is 1200m long and 0.5~10m wide and strikes 10°~45° and towards southeast, partly towards northwest.
Moderate dip occurs in Dacuijia Mine, with dip of 44°~74° which strikes around 60°. While the steep dip occurs in Shangwangjia Mine, with a dip of 60°~90° which strikes around 75°.

The fault zone consists mainly of cataclasiteation-like granite, granitic cataclastic rocks, breccia or fault gouge, etc. According to the regional and deposit geology, the fault should be divided into Yanshan early and late ones of Mesozoic. The early one usually with a compression-shear and can be seen the cataclastic rocks and fault gouge locally. This fault well developed sericite-quartz alteration and constrains the distribution of the gold-bearing veins in the region. While the late one having no obvious alteration and mineralization, with a tension-shear, is filled with the dykes of granitite, diorite-porphyrite, lamprophyre or orthophyre, etc.

NEE fault structure strikes 60~80° with a dip of 65°~82°, is the main ore-hosting structure in this area with a width from 1~ 2m and with the character of a dextral tension-shear and obvious multiple period activities. The fault consists mainly of sericite-quarted granite and locally the cataclastic rocks and fault gouge, with widespread development of sericitization, silicification, chloritization, kaolinization and carbonate alteration, while limonitation is rather weak.

The NW and near EW-trending fault structures:

The fault striking NW can only be found in the part of Dacuijia, some are filled by the pure quartz veins, some are of cataclastic rocks with quartz veins. There is no obvious alteration and mineralization in the above area. These faults usually cut the NE striking veins and play a destructive role to the ore veins and constrain the distribution of the alteration zones of fluorite and a modern water system. The fault strikes 270~315° towards southwest and vary widths. It filled with the fluorite mineralization and calcite occurs on the surface, while the blue and purple fluorite ore body once exploited in the depth.

3.2.3 Magmatic rocks

Magmatic rocks, distributing widely in the area, mainly are the medium-grained porphyritic hornblende-monzogranite of Guojialing (gXηγ21) in early Yanshan of mesozoic whose exposed size is 80% of the whole mine area, and then the dikes intruding along the fault of diorite porphyry(δμ) and Lamprophyre (χ53), fine granitic rocks (γN), orthophyre (ξπ), etc.

The gray monzogranite with a porphyraceous texture and massive structure, mainly consists of K-feldspar(30%±), plagioclase (40%±) and quartz (25%±), minor minerals biotite (2%), amphibole (3%). Meanwhile accessory mineral apatite, sphene and magnetite are attached in it. The phenocrystecous mostly is K-feldspar which is plate semi-euhedral~euhedral crystal of 0.5~2.0cm in size with a medium-grained matrix.

The granitic dikes penetrate along the fault and with a pale flesh red and 2~10m in width. It is fine-grained in size of about 1mm and is even in mineral size and content with no dark minerals appearing in it. Its gray surface caused by weathering is due to feldspar-kaolingization.

Orthoporphyry dike merely can be found in Shangwangjia Occurrence and is more than 1200m long and about 5m wide. The dike is light gray-green and the weathered is grayish brown with a porphyraceous texture and phenocryst of Kaolingizated feldspar whose matrix is pyroxene and amphibole. There is an obvious spherical surface weathering.

According to the regional and deposit geology and magmatic rocks, it can be found that the generation of magmatic rock in the area is: adamellite→ diorite porphyry, lamprophyre→ granitic dike→ orthoporphyry. The deposit geology indicates that the gold mineralization conditions of the structure and magmatic rock of are better.

3.2.4 Wall rock alteration

① Pyritization: distributes more often in the thick and large part of altered fracture zone and the fault bends. These often formed into pyrite-sericite-quartz alteration together with the intense sericite, silicification and chloritization.

② Silication：Universal developed with aphanitic quartz and eucrystalline quartz veinlets with white and light gray.

③ Sericite：Universal developed with scaly and veinlet sericite distributing along the surface and fractures of the rocks.

④ Chloritization：Universal developed in the footwall of the altered zone along the NEE striking.

 ⑤ Silicatization：Thin veinlet and stockwork of white silicatization distribute along NW, EW and NEE structure zones.

3.2.5 Alteration zone

From north to south and from west to east，alteration area in Jiyingshan Mine mainly distributes in three areas based on geographic locations including near the Dacuijia, Jiyingshan and Shangwangjia. Thus, these three areas are called the Dacuijia Occurrence, Jiyingshan Occurrence and Shangwangjia Occurrences.
a.  Dacuijia Occurrence

The occurrence is located in the northwest of exploration area and there are 26 gold mineralization and alteration zones which are vary in the size and scale, among which 14 are within the exploration scope. There are only several ones have a intense alteration and a relatively large scale in the above gold alteration zones and others are otherwise. The overall features are as following：

Alteration developed all along the fracture and the wall rock is porphyraceous granodiorite. Generally, the exposed alteration is about 100m long and 1~5m wide. Most of them are strikes northeast towards southeast with a dip of 40 °~70 °, individuals strike north-south and toward northwest.

The structure fracture is not obvious, but is dense development of structure fissure. Sericite-quartz alteration is weak and the hydrothermal fills along the structure fissure and then formed the sericite-quartz granite and Sericite-quartz cataclastic rock is few. Sulfide mineralization is weak and few limonite on surface without showing the gold mineralization. The best gold mineralization area is ⑸ alteration zone whose highest gold grade of trench sampling is 0.78g/t, the largest in scale is ⑹ alteration zone. The ⒁ zone yet is the best one for fracture alteration. The features of gold alteration within the exploration scope are listed below (see table 3-1):

Table 3-1 Features of gold alteration zone in Dacuijia Occurrence

Ore vein No	Main lithology	scale(m)	occurrence(°)	Highest gold grade(×10-6)
		Length/width	(strike/tend/dip)
⑴	Quartz vein	360/2～4	300/30/70
⑵	Sericite-quartz granite	100/0.2	20/290/55
⑶	Sericite-quartz granite	50/0.5	30/120/70
⑷	Sericite-quartz granite	100/1	40/—/—
⑸	Sericite-quartz granite	250/1	30/—/—	1.18
⑹	Sericite-quartz granite interlayed cataclasts	450/3～5	0/90/45～65
⑺	Sericite-quartz granite	80/4	295/25/69
⑻	Sericite-quartz granite	100/5	65/—/—	0.38
⑼	Sericite-quartz granite	250/4	35/—/—
⑽	Sericite-quartz granite	100/1	0/90/65
⑾	Sericite-quartz granite	100/0.5～1	340/70/44
⑿	Sericite-quartz granite	100/1	50/140/61
⒀	Sericite-quartz granite	100/1	50/320/74
⒁	Sericite-quartz granite	100/4	55/145/57

The mineralization zones in this occurrence all small in size. Sericite-quartz alteration is generally weak and mineralization is not obvious.

b. Jiyingshan Occurrence

It is located in the north of the mine area, in which the alteration zone is characterized by the distribution of clusters. There are 3 alteration belts of initial delineation in the mine including 13 zones, of which the 23rd is fluorite mineralization one and both 21st and 22nd are gold-bearing ones.

21st alteration belt：Distributing in the north central of the mine area and consisting of a main alteration zone and 6 sub ones. We have generally know about the alteration belt by the surface trench and shaft and deep drilling.

The exposed length of the alteration belt is about 1700m and strikes north into the Chenjiagou Mine. It strikes 40~75° and the average one was 65° with a dip of 66~87° towards northwest, while the average one was 69° and about 0.6~4m wide. We have found the gold ore body open in the deep and worked out the resources of 333 category based on the shaft work. The alteration belt consisting of beresite granitic rock and sericite-quartz granite with the pyrite quartz veins spreads with slate and wavy in the porphyritic granodiorite. The mineralized zone is continuous and steady and little swell and shrink along the striking and inclination, the alteration mainly consists of sericite, silicification and pyrite，then the galena and brass mineralization, carbonatation, etc. Both sides of the altered rock belt are the normal granodiorite with a clear interface. The rock is broken up in the region between line 8 and line 12 because of passing of F28.

The 22nd alteration belt：Distributes around Jiyingshan with the exposed length of 550m and is consist of one main alteration zone and 4 sub ones. The belt consists of sericite-quartz granite and granitic cataclasiteation. The width of surface outcrop is 0.4~5m. The lodes mainly toward S130~150°E and then northwest with a dip of 65~72°.

The 23rd alteration belt: Consisting of 2 alteration zones, it is fluorite alteration belt about 0.5~3m wide striking northwest or nearly east west and consists white calcite on surface and fluorite. There is a civil mining shaft which is about 15m deep and a controlling length about 500m whose occurrence is 225°∠70° and 210°∠69. Fracture surface with left-lateral compression-shear is a continuous and stable mineralization and is potential for fluorite mine.

c. Shangwangjia Occurrence

The general characteristics of alteration zone in Shangwangjia mine are as follows:

Alteration zone concentrates in the southeastern mining area with a large scale of alteration zone striking northeast with a dip of more than 70°towards northwest or southeast which controlled by the NE fault fracture and is generally 200m long and 1~5m wide. The wall-rock consists of porphyraceous granodiorite. Rocks mainly consist of of sericite-quartz cataclasite characterized cataclasiteed, brecciated and porphyritic structure with strong structure fracture and sericite-quartz alteration.

Among the 20 alteration zones have already been found, the best gold mineralization with the largest scale is the 20th one in which the gold grade by sort sampling is 1.10g/t with best pyritization observed by naked eye. Most old caves have been exploited in 16th and the 18th zones. The distance is less than 100m among above three zones concentrating in the southeastern mining area.

The 20th alteration zone is 140m in length and 0.5~1m in width, whose exposed part on the surface is not pretty continuous with an unobvious occurrence for the quaternary development. The alteration zone consists of pyrite-quartz veins in which the most pyrite has already been weathered into limonite with a honeycomb development and gold grade of 1.10g/t from sampling.

The 16th alteration zone locates 30m to southeastern 20th one and 540m in length off and on and 0.5~2m in width striking about 45°and a dip of 75° towards northwest. The zone mainly consists of sericite-quartz granite and sericite-quartz cataclastic rock intercalsed with pyrite-quartz vein partial pyritization and development of pyrite-quartz veins. Much more old caves have been exploited along this most promising ore-bearing alteration zone according to geology.

The 18th alteration zone locating 60~80m to the southeastern 16th parallels the 16th and shares broadly the same with the latter in the scale and occurrence. The zone mainly consists of sericite-quartz granite and a few pyrite-quartz veins on which there is a few of old mining relics along the zone. The features of alteration zone within the Shangwangjia gold occurrence are listed below, see table 3-2.

Table 3-2 Features’list of the vein in Shangwangjia gold-spot
Vein No.	Main lithology	Size (m)	Occurrence (°)	Sort sampling(g/t)
		L / W	(Direction/orientation/dip)
1	Sericite-quartz cataclasiteation rock	170/2	15/105/82	0.00
2	Sericite-quartz grantic cataclasiteation rock	130/0.6	45/135/58	——
3	Sericite rock cataclasiteation of rock	110/2	45/135/60	0.00
4	Sericite rock cataclasiteation of rock	90/1	10/280/80	0.00
5	Sericite rock cataclasiteation of rock	110/2	11/—/—	0.00
6	Sericite rock cataclasiteation of rock	140/0.3	20/—/90	0.00
7	Sericite rock cataclasiteation of rock	130/1.5	30/300/83	0.00
8	Sericite rock cataclasiteation of rock	130/0.2	45/135/75	0.00
9	Sericite rock cataclasiteation of rock	100/0.6	20/110/80	0.00
10	Sericite rock of granite	150/1.5	60/330/70	0.00
11	Quartz vein	120/0.3	40/130/82	0.00
12	Sericite rock of granite	140/1	45/135/65	0.00
13	Sericite rock cataclasiteation of rock	100/0.5	40/310/75	0.00
14	Silicified quartz vein	100/0.5	15/285/75	0.00
15	Sericite rock of granite	130/1	45/135/65	0.00
16	Sericite rock cataclasiteation of rock	560/0.5	30/300/75	0.37
17	Sericite rock cataclasiteation of rock	570/0.5	30/300/75	0.00
18	Quartz vein	110/0.3	40/310/80	0.25
19	Silicified quartz vein	10/0.2	15/285/75	0.00
20	Quartz vein	70/0.5	30/—/—	1.10

d. Chenjiagou mine area

Chenjiagou mine is relatively weak in the aspect of geological work compared with the other two gold mines. Only some pit and adit and IP work been completed so far and just has some gold alteration zone exposed to the surface. And their points are as follows:

No.①, ②, ③ alteration zones are located in the southeast corner of the mine, among which No.① is the largest in scale and the others are otherwise. The intermittent exposed to the surface of No.①, ②, ③ are about 850m and 600m and 680m in length, 1~5m and 0.5~3m and 0.8~4m in width respectively. These three zones all share the same striking of 20~30° with a dip of 70°towards southeast. The zone consists of sericite-quartz granite and sericite-quartz cataclasiteation rock with well local development of pyritization.

No.④ mineralized alteration zone striking 30° with a dip of about 30° towards 60° located the eastern exploration right area. The zone intermittent exposed part to the surface is about 490m in length and 0.5~3m in width and consists of sericite-quartz granite and granitic cataclasiteation.

3.2.6 Ore quality

All the primary gold deposits in the mine consisting of different lithologies occur in the alteration zone of faulted structure. Thus, it is very significant to identify the lithology distribution and geological features of the alteration zone for the finding and evaluating the gold deposit.

The main rocks, called as ore in the follow-ups, in the alteration zone, are pyrite-sericite-quartz granitic cataclasites, pyrite-quartz veins and beresite cataclasites. The beresitic granite existing locally occurs in the granite which is close to the alteration zone and with a relationship of gradient transition.

Pyrite-sericite-quartz granitic cataclasites

The light gray to light flesh red rock with palimpsest texture and taxitic and massive structure consists mainly of plagioclase (5%±), k-feldspar(5~10%), quartz (20~25%), silicified quartz (<5%), sericite(50~55%), pyrite(<5%), less biotite, galena, sphalerite, etc. Some lots have formed gold-bearing rock.

a. Pyritized-quartz vein

The intermittent, stockwork, irregular lenticular and vein-like pyritized-quartz vein mainly scatters in beresitic fragment and beresitic-granitic cataclasites. It has a close relationship with the gold mineralization with a milky white or gray white color. And it takes a hemi-euhedral granular texture, massive and stockwork structure and miarolitic structure partly. This vein consists mainly of quartz (70~75%),pyrite(10~15%), sericite(5%), carbonate minerals(5~10%), and minor sphalerite, galena, chalcopyrite, pyrrhotite and silver gold. All of these are the important gold-bearing rocks.

b. Pyrite-sericite rocks of granite

The light gray-ashy rock with the palimpsest texture and massive and ataxitic structure consists mainly of plagioclase (20~30%), feldspar(25~35%), quartz(20~25%),silicified quartz(<5%), altered hornblende(5%) and biotite(<5%) and minor pyrite, chlorite, carbonate mineral, etc.

3.2.7 Ore minerals and gangue minerals

Ore mineral ingredients are simpler consist of main metallic minerals of pyrite, galena, electrum and free gold and minor of chalcopyrite, sphalerite and pyrrhotite.

a. Pyrite (FeS2)

It is the major metallic mineral and occupies more than 90% among the metallic minerals. The early pyrite with weak gold mineral scatters or spot-like in alteration and quartz veins in the form of euhedral to hemi-euhedral with a coarse granularity. Late pyrite in smoky and powdery which is the main carrier of gold spreads in the form of veinlet dissemination in the fissures of quartz veins and beresite and forms the rich ore intergrowth with galena, chalcopyrite and other metallic minerals.

b. Galena (PbS)

Gray-dark gray galena is small amount and xenomorphic granular or powdery and intergrowths with chalcopyrite, sphalerite and electrum and fissure fills in the pyrite and quartz in the form of graphic texture and. It is the main carrier of gold, too.

c. Chalcopyrite (CuFeS2)
Chalcopyrite is small amount and in light golden yellow or brass with an irregular or xenomorphic-granular and fissure fill in quartz or pyrite intergrowth with the galena and pyrite. It is the gold-bearing metal sulfides.

d. Electrum (AgAu)

It is the main gold mineral in light-yellow to yellow-white. The main occurrence is crack gold and then gold inclusion and a small amount of crystal gap payment. Electrum is in the form of irregular granular, twig, pulse and needle or intergrowth with the pyrite and galena. It fissures fill in the metal sulfides, quartz and cataclasites, while minors is in the form of gold inclusions wrapped by metal sulfides.

e. Native gold (Au)

Pale yellow and golden yellow native gold distributes in the quartz fissures intergrowth with the metal sulfides in the form of granular and irregular twig.

In addition, sphalerite and pyrrhotite is in small amount, yet they are ones of significant gold-bearing minerals in main mineralization stage with a close relationship with the gold. Here the report would not repeat it as its low content.
Gangue minerals are mainly quartz, sericite, feldspar, then chlorite, calcite and so on.

a. Quartz

One main gangue mineral in the ore and the very important gold-bearing mineral mainly in the three forms as follows.

First, it occurs quartz in the form of veinlets, stockwork for hydrothermal siliceous and is a good gold-carrier with a intense gold mineralization.

Second, quartz formed by replacement in enhedral and fine granular form intergrowth with sericite forming into sericite-quartz rock.

Third, residual crystalline quartz in erosion, angular and breccia form formed by the quartz replacement from early granite and tectonism is fragment phenocryst.

b.Sericite

It spreads like a small flaky, feathery aggregates intergrowth with the quartz and veinlets and forms the sericite-quartz alteration.

d. Feldspar

It is a primary mineral with all a cataclastic phenomenon and the most transforms into k-feldspar by hydrothermal replacement, while the untransformed is in erosion form, with all a cataclastic phenomenon.

Besides, the content of chlorite, calcite and other gangue minerals is less. Although they are the products of hydrothermal alteration they play a small role in mineralization for their late ore-forming period. These gangue minerals distribute all in the ores like dissemination. We will not detail them in this report.

3.2.8 Ore chemical composition

The other elements except Au, Cu, Ag, S, Pb, Bi in the structure zone with enrichment have a depleted trend based on the ore chemical analysis and spectroscopy. Compared with wall-rock and alteration rocks in structure zone, the content of these elements in the ore are increasing, yet they can hardly meet the demand of industrial utilization.

3.2.9 Texture and structure of minerals

a. Mineral texture

The main texture of minerals are crushed, euhedral to hemi-euhedral, hemi-euhedral to anhedral, replacement residual, containing and interstitial ones.

Crushed texture, the metallic mineral in the ore, especial the pyrite is in the brecciated and irregular shape because of extrusion.

Euhedral to hemi-euhedral texture: metal sulfides, especially pyrite with a crystal intact, forming cubes, pentagonal dodecahedron, etc.

Hemi-euhedral to anhedral texture: the crystallinity of pyrite, sphalerite, galena and other minerals is somewhat less and forms hemi-euhedral to anhedral texture. The anhedral granular quartz spreads in the ores. K-feldspar and plagioclase in the cataclasites take on hemi-euhedarl to anhedral granular shape.

Replacement relict texture: The original mineral is replaced. Residual mineral such as feldspar and others will take on island-ring shape and pyrite, sericite and quartz will replacement fill in relict mineral.

Containing texture: Electrum in the inclusion form is contained in particles of quartz, pyrite or other minerals.

Interstitial texture: Is formed by electrum, pyrite, galena and other minerals filling in quartz fissures or electrum filling in the fissures of sulfides.

And others texture such as flaky blastic and replace erosion can be seen in the ore.

b. Ore structure

The main ore structure includes dense block, stockwork, fine vein, disseminated, taxitic and cataclasic.

Dense massive structure: quartz veins or beresite with a strong silicification become the massive ore with a homogeneous.

Stockwork, veinlet and dissemination structure: pyrite veinlet and other sulfides fissure fill in quartz veins cataclastites the thin veinlet or stockwork structure. Pyrite or other metal sulfides scattering in the minerals formed the dissemination.

Taxitic structure: it is formed by quartz or metal sulfides taking on irregular shapes and distributing in the minerals.

Cataclastic structure: the ore produced irregular blocks for joints in different directions under tectonism.

3.2.10 Ore types

Ores can be classified into oxidized ore and primary ore according to the degree of oxidation. The former mainly distributing near the surface exists at the depth 10~20m in Jiyingshan mine area, in which pyrite would be limonite by oxidation, Fe2+ would be Fe3+. And the primary ore exists more than this depth.

Ores can be divided into gold-bearing beresitic granitite, gold-bearing quartz vein and gold-bearing pyrite vein according to ore mineral composition, paragenesis, texture, structure, and the type of the gangue mineral.

3.2.11 Alteration wall rock and horsestone

Alteration wall rock mianly are monzogranite and sericite-qaurtz granite.

sericite-qaurtz granite

It is located at the hanging and footwall of ore body and the both sides of structural alteration zone with a small thickness and partial existence. It can not form a complete horizon. It consists mainly of plagioclase, k-feldspar, quartz, silicified quartz and altered hornblende, biotite and with a small amount of pyrite, chlorite and carbonate minerals. The ore body touches with the altered rock zone in a form of structure interface with a small useful amount but no harmful constituent.

a. Monzogranite

It is located at both sides of alteration zone and with little beresitic granite partially and transites gradually, unobvious between them, which is determined by the degrees of fragment and alteration. It interface touches with the alteration zone and some part is the alteration wall rock. The components are pretty the same with that of the normal granodiorite, in which SiO2、Na2O、K2O、Fe2O3  increase obviously, while FeO、P2O5、CaO、MgO、H2O decrease without the useful and harmful component basically.

C. Horsestone

Because the narrow and continuous alteration zones are controlled strictly by fractured alteration zone, the horsestones can rarely be seen and no horsestone appearing, the integrity of the ore body would not be influenced basely.

3.2.12 Mineralization enrichment

a. The part, which is easy to form the mineralization enrichment, is the intersections between the ore-bearing alteration zones striking NNE and the ones striking NE with an obvious reddened, wider surface and a development of the lamprophyre veins.

b. It is influenced by the late fluorite mineralization more or less, in which the more depleted the relative fluorite is, the higher its grade.

c. The section of mineralization enrichment would be formed easily when the direction of ore-bearing alteration zone changes greatly.

4 Mineral processing

4.1 Mineral Process Flow Sheet

Most ores in the mining area are the beresites. Mineral processing flow sheet would use the 2nd section according to the ore feature including closed circuit crushing and a closed circuit grinding with a single flotation, while the concentrate would be dehydrated by thickening and twice filter (Table 4-1).

4.2 Mineral processing results

The capacity of mine is 200t/d currently with the actual feed ore grade of 5.20×10-6 and the concentrate 56.80×10-6，the tailings 0.09×10-6，and the high  gold recovery of 97%. These indicate that the mineral processing flow sheet suits to this mine area. Specific indicators can be seen in the statistical table of ore dressing over years (Table 4-1).

4 BS-X4 Flotation Cells
IC56 crusher
PEE 400×600 double swing blow crusher
MQG2100×300 Grate Ball Mill
PYD1750 Shorthead Tone
2 BS-X4 Flotation Cells
2 BS-X4 Flotation Cells
2FLG1500 Gaoyan Double Spiral Separator
Tailings
Waste water
Concentrate
10m2 Filter
TNZ-12 Concentrator
1 XJK-11 Flotation Cells
2 λJK-11 flotation cells
2000×2000 Slurry Mixer
[Missing Graphic Reference]
Table 4-1 gold process flow sheet in Cunliji Gold Mine

Table 4-1 Tables of mine over the years
time（year）	Ave feet ore grade(×10-6)	Ave concentrate grade (×10-6)	Ave tailings grade (×10-6)	Ave recovery（%）
1992—2003	5.31	55.80	0.15	96
2004	5.46	50.21	0.12	97
2005	5.20	55.23	0.10	97
2006	5.01	62.32	0.11	95
2007	5.52	60.21	0.11	96
2008	5.20	56.80	0.13	97

5 Mining

5.1 hydro-geology

5.1.1 Overview

The area is hilly with rounded ridges and gullies developing well and  max elevation of 232.1m, while the elevation in the mine generally is 120 m~183 m.

Deposit located on the east slope of Cunliji River which is an ephermeral stream with a drainage area beyond 30km2 and on the east branch of upper reaches of Yellow River and flows the Bohai Sea after its flowing into the Yellow River from south to north and then to west. The surface runoff is in good condition and surface water with an obvious seasonal flow flows into Cunliji River mostly by the way of mountain stream valleys. The flow is small in spring and winter while the rain concentrates from July to September.

The Cumliji Mine alone is mined in this mining area. It is the underground mining of cutting walls with filling method with shaft development. The elevation of the exposed ore body unexpoited is +100 m~0m, among which the ore body unexpoited in No.Ⅰ vein spreads mainly at such an elevation of +70m~0m. Ore body unexpoited in No.Ⅱ vein is mainly at such an elevation of +100m~0m and all that beyond the elevation 100m is mined area. The minimum control elevation is 0m and the local erosion elevation is +70m and the lowest elevation of shaft drainage is 0m.

5.1.2 Lithology and hydro-geology

There are mainly two kinds of rock outcrops, namely, quaternary sediment of alluvial, pluvial and large tracts of porphyritic medium-grained hornblende granodiorite. There are three types of groundwater according to the main hydro-geological features, such as quaternary porous aquifer, bedrock aquifer and structural fissure water with micro-pressure water.

Quaternary porous aquifer distributing mainly at the low-lying stream valleys and both sides of Cunliji River is mostly the residual and plot alluvial layer with a big vary from 1m to 10m in thickness. The supply source is precipitate water which is the main source of civil water supply.

Bedrock Aquifer: Porphyritic medium-grained hornblende granodiorite of Xipengshi unit in Guojialing Superunit largely and then lamprophyre occur in the area. Rocks are without water or with extremely weak water when not damaged. Rock and minerals are weathered and become clay gradually for the shallow bedrock is influenced by weathering. So rocks become soft and loose with some fissure water and the weathering thickness generally is 5m to 20m. The weathering thickness increases even up to 30m influenced by regional structure, topography and lithology. The water level is shallow and generally 0.5~2m. The precipitation water is main supply and drainages through fissures or faults reaching to a moderate degree of permeable aquifer for the quaternary pore-phreatic or vein structure of water.

Structural fissure micro-pressure water： Rock cracks and micro-cracks developed well impacted by mineralization, alteration and structure activity with good water and permeability and formed the fracture zone aquifer. There is no clear tricking, and the tunnel roof mainly was moisture and weak dripping with a partial weak seepage according to the adit investigation. For the hydraulic connection between the vein-like water on the surface and the fractured aquifer in weathered bedrock, this water is supplied more by the weathering fissure water besides the direct precipitation. As an aquifer with a small and limited supply, this water layer is characterized by static reserves with s trait of micro-pressure.

According to the data of HJ-1 mine water inflow and inspection, the well yield generally is 80m3/d and the greatest one in rainy season is 120m3/d and the  chemical types of groundwater mainly HCO3·SO4-Na·Ca and the mineralization degree 0.581g/l and PH 7.0 with a good quality groundwater.

Waterproof layer: Porphyritic medium-grained hornblende granodiorite of Xipengshi unit in Guojialing Superunit on the surface bears the bedrock weathering fissure water because of weathering. Rock under the weathered zone is intact with dense configuration so forms the relative water-resisting layer is steady and distributes in the whole mine. Lamprophyre in the mining area mostly strikes northeast and the occurrence is roughly the same with the ore lodes and forms impermeable layer as the fissure is not well developed but the dense massive structure under the weathered zone.
5.1.3 Hydraulic connection between aquifers and water dynamic rule

There are no large surface waters. Three kinds of water-bearing layers and zones exist in this area, that is, quaternary medium~ strong water-bearing aquifers, weak~ medium water-bearing aquifers in bedrock weathered zone and the medium water-bearing zone in structure fissure.

The quaternary medium~ strong water-bearing aquifers contact directly with weak~ medium water-bearing aquifers in bedrock weathered zone, both of which are phreatic water with the same hydraulic feature between them. The hydraulic feature is that the quaternary overlying aquifers recharge weathered bedrock underlying underground water for close hydraulic connection exists between them under the natural state. There is no hydraulic connection between them of which the quaternary medium~ strong water-bearing aquifer and the moderate water-bearing aquifer in the structure fissures because of contacting indirectly. Weak~ medium water-bearing aquifers in bedrock weathered zone contacts directly with the roof of the moderate water-bearing aquifer zone in the structure fissures with such a small contact area that there is a hydraulic connection between them and hydraulic feature is that the fissure aquifer in the weathered bedrock recharge aquifer in the structure fissures underground wate.

Atmospheric precipitation is the main source of water supply for this region with a seasonal variation. The wet season is from July to September and the dry one is from January to May. Since the water dynamic changes closely with the atmospheric precipitation and good condition of surface runoffs, all precipitations flow away in the form of surface runoff and just only a small amount of precipitation flows into underground to form the fissure water of bedrock and structure along the weathered fissures. And then the fissure water move toward valleys along the topographic gradient direction and supply for the quaternary aquifer. And there is no significant impact on the groundwater supply, runoff and draining after mine water drainage.

5.1.4 Mine inflow and status of water supply sources

There is no mine water inrush or other geological disasters during mining. Cunliji gold mine now has explored to lowest level of +2m of the industrial ore body indicated. The water inflow in recent years is much stable with a simple water prevention work according to the data of mine inflow. Mine needs some normal pumping and water prevention work in rainy season due to the drainage generally of 80m3/d and the greatest of 120m3/d without much impact on the mining. The mine inflow currently can meet the mining demand and the quaternary unconfined aquifer layer nearby used for worker living as a source of water supply should not be worried.

5.2 Geo-technology and statue after mining

The mine is located at the northwestern Jiaodong peninsular and located at the southern margin of north china platform and western margin of uplift Jiaobei in Jiao-Liao Shield and east side of Yi-Shu Fault，without strong tectonic activity. There is no intense earthquake in the region seen from the seismic data, yet several felt less destructive earthquakes have occurred nearby. The earthquake prevention rating of building is seismic fortification intensity of Ⅶ and the basic design seismic peak ground acceleration is 0.10g/t.
Geo-technical conditions in the mine are relatively good. According to rock types, adits, and geo-technical conditions exposed in the mining area identified by geological mapping together with characteristics of rock structure, natures of physical mechanics and the differences of geo-technical conditions, the rock and soil geo-technical condition in mining can be divided as follows: (Ⅰ) Poor condition area in quaternary loose sediment; (Ⅱ) Poor condition area in bedrock weathered zone; (Ⅲ) Moderate condition area in the alteration zone; (Ⅳ) Good condition area in hanging and footwall of the ore body.

Ore bodies are mostly blind orebody with a general occurrence elevation of 20m in the depth from the actual situation in the mining area so the mining can hardly occur in (Ⅰ) and (Ⅰ). Therefore the comments on the status are carried out in (Ⅲ) and (Ⅳ) alone.

a. The moderate condition area in the alteration zone (Ⅲ)

The area is mainly composed of beresite and pyritited-quartz veins。 The ore body occurring in the form of vein-like and lens with branching complex and 0.5~2.0m in thickness is not only the main ore deposit but the main aquifer of tunnel.

Fissure and micro-fissure in rocks are well developed impacted by the mineralization, alteration and structure activity. The width of structural fissure generally is less than 0.01m and the fragment rock’s 0.2~0.6m. The fissures cut the rock into block and chunky shapes in the form of crack. Thus the unstable rock is low in strength with well developed fissures and an ordinary geo-technical condition. The unstable zone at branching or compound places of ore body has been done a simple and partial timbering according to the site investigation,

b. Good condition area in hanging and footwall of the ore body

This area mainly consisting of porphyritic medium-grained hornblende granodiorite spreads at the hanging and footwall of the ore body along the both sides of it in moderate deep. Generally the rock is high both in hardness and intensity with poor fissure observed in tunnels, most of which is small fissure surfaces extending shortly and partly extending from a few meters to ten meters. Most fissure surfaces are dry and are like a closed shape without fillings, which are not obvious in destruction to the integrity of the rocks. No timbering in current mining for a good geo-technical condition of stable rock with massive structure.
As the whole, the geo-technical is in the good conditions in the mining area.

5.3 Geo-environmental conditions and changes after mining

5.3.1 Evaluation on status of geological disaster in mining area

The hilly mining area is located at Cunliji River area of the east branch of the Yellow River. The underground mining method is cutting walls with fillings together with shafts development.  There are no cases of natural geological disasters even happened by investigation for wellhead is in high level and far away from river bed mining area. Hidden collapse risks of disasters existing at local scarp lots would endanger the safety of passers and vehicles once happen after road development and mine construction. Besides, waste rocks generated in mining are stacked directly around the gulches and hillsides in Cunliji mine area and not done the foundation treatment, which develops for the gully and a catchment area to a certain degree. For the reason mentioned above, there are hidden risks of disasters of mudding residue flows in the area which endanger the farmland at the downstream. Currently it is good to use the mining waste rocks to build the walls at the steep sections to ensure the road transportation but no any measures have been taken to waste rock filling into the gulches and slope recently.

In short, the geological disasters such as landslides, avalanches, mudding residue flows and water pollution have not been found yet. It is stable even though there are many old civil pits for years at nearby of mine.

5.3.2 Evaluation on the status of geo-environmental problems in mine area

a. Impact on groundwater resources and water environment

As underground mining together with the developing system and ore body both locating in the depth of 20~50m below the surface in hilly mine area, mining activities hardly influence the surface water. The weak water-bearing aquifers without a great drainage thus the drainage by pit will slightly influence the underground water sources and its balance.

There is no environmental pollution caused by chemical agents in the concentrator currently. The waste water from plant discharged into the tailing pond meet the national norm of wastewater discharge. There is low content of harmful elements in ore, and the main pollutants suspending in the pit water and leach water along the dirt pile impact weakly the water quality. According to analysis, the mine inflow generally is 80~120m3/d and groundwater chemistry HCO3·SO4-Na·Ca and the mineralization 0.581g/L and PH 7.0, which reach to Ⅲ grade according to the “groundwater quality standard”. Thus the mining activities impact the water environment slightly by the evaluation of mining statue.

b. Impact on land function and resources

The mine site together with the wastes and overburdens occupying a small area most of which are hills and wasteland destructs the land less. For the mine area is mainly located at the gullies and mountain whose largest area is rock outcrop, mining influences to the land resources is slight.

c. Erosion

Mine area is mostly rock outcrop with underground mining. It destructs the vegetation on the surface slightly with a slim chance causing the erosion because of rainfall scouring.

d. Impact on geology and morphologic landscape

Wastes and overburden stacking on the surface cover the vegetation on the surface, which influences the geology and morphology landscape to a small degree. The mine area is the area which is below the planning requirements of resources and environment function for its small occupation, far away from the urban area, out of conservation and visual environmental zones on both sides of highway.

5.3.3 Assessment on predictions relating to geo-environment

In the future mining activities, underground mining method, ore mined conveyed to concentrator and the wastes backfilled for roof holding in the shaft would be used. Based on the status of geological disasters above，there is a slim chance for mining to induce and increase the geological disasters.

Only is underground mining used in mining, ore mined all conveyed out the mining area, the wastes backfilled the mined area. Therefore, it is impossible for the mineral process sewage water and the re-leaching ore to pollute the groundwater. It is the explosives used in underground mining and the domestic sewage that would influence the groundwater quality in the certain degree.

As the whole, according to the geo-environmental status and the changes been causing by future mining, the quality of the geo-environment in mining area is medium or category II.

6 Resources estimation

6.1 Industrial indicators for resources estimation

The industrial indicators used this time are still the ones approved by the [Lu-owned Office (2000)

11]. The indicators used are as follows：

Cut-off grade is 1.50×10-6；
The lowest industrial grade is 4.00×10-6；
Average grade of deposit is 5.50×10-6；
The minimum mining thickness of is 0.80m；
Boundary value is 1.20m·g/t；
Thickness of the eliminated is 2.00m.

Thickness of barren eliminated：When the upper and lower adits correspond with each other, the thickness is 10m, otherwise 20m.

Yet when the thickness of the ore body is less than the minimum mining one, while its grade is higher, it can be measured by the corresponding industrial value(m·g/t).

6.2 Scopes and targets of resources estimation

The scopes of this reserves estimation are the ones in Cunliji mining right and in Jiyingshan, Chenjiagou exploration right. While its targets are 9 ore bodies marked by Ⅰ1、Ⅰ2、Ⅱ1、Ⅱ2、Ⅳ、Ⅴ、21、22、①.

6.3 Methodology of resources estimation

The ore body is constrained by the structure and in the simple shape of vein-like with a stable occurrence and ave inclination of 70~75°. Mineralization is continuous and the ore type single. There is a clear boundary with the wall rocks. Thus the resources estimation can be worked out by using the geological segments and vertical projection based on the data of ore lode and drilling.

6.4 Parameter determination for resources estimation

6.4.1 Estimation formula

Formula：V=S′·m′
Q=V·D
           P=Q·C
In this formula:
V —Volume of segments；
       m′—Level thickness of segments；
       S′—Projected area of segments；
       Q  —Ore tonnage of segments；

       D  —Density of the segments；
       P  —Metal content of segments；
       C  —Weighted average grade of segments；

6.4.2 Parameter determination

6.4.2.1 Calculation of the average grade

a. Calculation of average grade of a single project

The samples from the ore body delineated will be calculated according to the weighted length of sample.

b. Calculation of the average grade of segments

It will be calculated weighted according to the average grade and the level thickness of each single project in segments.

c. Calculation of ore body’s average grade

It will be calculated according to the weighted average of each segment’s average grade.

d. Calculation of the deposits’ average grade

It will be calculated weighted according to the average grade and the ore volume of each ore body.

e. Determination and treatment of the ultra-high grade

The grade of the ore body in the mine is stable, the highest one of a single-sample involved in estimation is less than 6 times average grade of the ore body, thus there is no existence of the ultra-high grade.

6.4.2.2 Thickness calculation
a. True thickness calculation of ore body in single project
m=L·sinβ·cosγ
in this formula：
m- True thickness of ore body
L- Cut-off ore body’s length in project
β- Inclination of the ore body, that is actual inclination
γ- Angle between the azimuth of project cutting off the ore body and the ore body tendency
The actual inclination of ore body and the visual angle can be calculated according to the following formula:

β = arctg
in the formula：
β′- Visual angle
γ′- Angle between the azimuth of project tendency and the orientation of exploration line
b. Calculation of the ore body horizon thickness in a single project
m′=
in this formula：
m′- the horizon thickness of the ore body along the orientation of the exploration line
m- actual thickness of ore body
γ′—Angle between the azimuth of project tendency and the orientation of exploration line
β - Inclination of the ore body

c. Calculation of segment’s average thickness

It can be calculated according to the thickness’ arithmetic average of each single project in segment.

d. Calculation of average thickness of ore body

It can be weighted average calculated according to the average thickness and the area.

6.4.2.3 Determination of the density of the ore body

The density of ore body this time used is the one that determined in verification resources estimation report of 2.72t/m3.

 6.4.2.4 Calculating of the segments projection area

In order to improve the work efficiency and accuracy, projection area of the segment will be calculated by using MAPGIS graphics.
Marked each segment as area once mapping completed, that is each area was a closed area. The areas of each area would be given in the property database by using MAPGIS.

6.5 Delineation and determination of the ore body and boundary in resources estimation

6.5.1 Delineation of the ore body in single project

According to the industry indicators, we delineate the samples which are equal or greater than the cut-off grade and enclosed those that are greater than the thickness of horsestone eliminated, when the thickness of ore body was lower than the minimum thickness required, we would delineate according to the m·g/t value of product between the thickness and the grade.

6.5.2 The delineation of the ore body on the middle geological map and the boundary determination of resources estimation

6.5.2.1 The pitch out determination of the orebody

a. (111b) Determination of the ore body’s

The actual points are the pitch out of the ore body but no extrapolation when the ore body can only be seen in the one single project, otherwise in the nearby projects.

b. (333) Determination of the ore body’s pitch out

When the ore body can only be seen in the one single project, otherwise in the nearby single project, the pitch out point of ore body should be inferred outer of 50m in the same plan and 40m in the same section.

c. (334) Determination of the ore body’s pitch out

When there is no any project worked on the extension of the direction and tendency of the ore body except the project can seen the ore body，the pitch out of the ore body should be outer inferred by the extension of plat-like ore body mined nearby.

6.5.2.2 Boundary determination of the resources estimation

a. (111b) Data will be the same as the ones in the original verification resources report.

b. (333) Inferred resources

When the ore body can only be seen in the one single adit, otherwise in the nearby single project, the resources should be inferred outer one quarter of the actual space between the nearest projects.

The ore body should be inferred outer of 50m horizontal and 40m in section when the ore body can only be seen in drill.

b. (334) potential resources

The inclination of potential resources would be determined according to roughly the same occurrence location and the elevation of the same ore body, and the inferred resources in the same mine area.

d. Estimation boundary does not exceed the boundary of ore body.

6.6 Segment classification

The segment classified in the original verification reports would be retained this time. The new segment classification this time would be done based on the project along the lode and drilling, and classify the resources according to the marked number of ore body and resources category.

There are 9 ore bodies estimated this time marked asⅠ1、Ⅰ2、Ⅱ1、Ⅱ2、Ⅳ、Ⅴ、21、22、①, all of which would be estimated in the method of segment basing on the resources category of 333 and 334, except for the ore body marked No. ① in Chenjiagou Mine 334 resources estimation.

6.7 Resources Estimation

6.7.1 Several problems required to be explained for this resources estimation

a. 111b, that is minable reserves, and part of 333, that is inferred resources follow the estimation results in the original verification resources reports.

b. 333 resources, the inferred, would be estimated strictly according to specification of rock gold geological survey DZ／T 0205-2002).

c. The potential resources is estimated on the base of geological condition of the local gold mineralization and compared with the gold deposits around. Thus it was a little blind.

d. Although few works in Dacuijia occurrence, Shangwangjia occurrence in Jiyingshan Mine show there is a potential in mineralization, consider of misleading for the geological work in the future once 334 resources estimation was done so just be explained in the final chapter but no potential resources estimation.

6.7.2 Resources estimation

What we obtained after this work is:

111b ore tonnage of 73000t，contains metal gold 455kg. The average thickness of ore body is 1.10m and the average gold grade 6.23×10-6.
333 ore tonnage of 1.359 million tons, contains metal gold 6488.39kg. The average thickness of ore body is 1.68m and the average gold grade 4.77×10-6.
334 ore tonnage of 1.7981 million tons，contains metal gold 11518.88kg. The average thickness of ore body is 1.37m and the average gold grade 6.41×10-6.
Total (111b +333 +334) ore tonnage is 3.2301 million t，containing metal gold 18462.27kg, the gold grade of the deposit is 5.72×10-6.

7 Geological knowledge in the area and the proposals for the next-step work

7.1 Cunliji Mine area

The mine area consists of two parts, one is mining area from the elevation 0m to 100m, the other is prospecting area under 0m. Currently only the Ⅰ1、Ⅰ2、Ⅱ1、Ⅱ2 these 4 ore bodies are mined, while the others under them have not transact the mining license. The ore-forming geological conditions are completely same in Ⅲ, Ⅳ and Ⅴ. No. Ⅳ and Ⅴ in both ore lode of which although haven’t done the assessment of potential resources yet with a large possibility to find the new ore body by geological work in the west and the Ⅲ in the east. The Ⅲ ore lode with a short exposed part to the surface should not be neglected since the most ore bodies in the mine area are blind orebody.

By mining and exploration work, we have known that the deeper the thicker the ore bodies, the higher the gold grade of ore body, which indicates that possibility of the existence of large ore body under the Cunliji mine area is relatively large.

7.2 Jiyingshan mine area

a. Jiyingshan mine area was divided into 3 parts that are Jiyingshan, Dacuijia and Shangwangjia. Currently exploration just has been done in the ore lode of No.21 and No. 22 estimated resources in northern Jiyingshan occurrence, with thick and continuous ore bodies. The geological condition of the ore lode of No.23 is the completely same with that of 21 and 22, while its resources estimation has not been done for without engineering control. It should be noted that these is a negative correlation between the gold and fluorite mineralization which are all gold belts. However, when the fluorite is lower, gold mineralization should pay attention, vise versa.

b. Dacuijia occurrence, locating at the west of Jiyingshan exploration area consists of a series of mineralized alteration zones different in strikes, length and width. Few geological work has been done in it, thus more work should been done in No.① alteration zone and find out metallogenic rule to make a breakthrough.

c. Shangwangjia occurrence is located at the southeast corner of the exploration area. The alteration zones strike basely NE or NNE, in which NO.8 zone is the largest in scale with its southern part beyond the exploration area.

Currently, geological work in the alteration zones of No.20, 16, 17, 18 should be first carried out with a great promise to find out a big gold deposit.

As the aspect of geophysical prospecting, the resistivity of granitoid in this area is greater than that of stratum. The resistivity in altered cataclasitesn changes in a large scope, while generally it is lower in faults as the broken rock filled by water but with a relatively increasing electrical conductivity. The electrical measurement will becomes into an obvious abnormal zone of low resistivity, which provides a physical premise for searching for faults by using resistivity when the fault is large and in rule to a certain degree. The low but stable polarizability of various types of rocks is general less than 5% and the altered rock is much high in polarizability than the original one. The polarizability of the altered granite-type gold ore generally is more than 10%, of which is twice than that of various rocks. The value of polarizability in rocks and ores is connected closely with the amount of sulfides dominated by pyrite in them. Under certain conditions, the higher the apparent polarizability, the larger probability to find deposit.  Using IP method to delineate sulfide-rich area can satisfy the purpose of searching for deposit with the premise of physical geography. Thus the prospecting work in the IP ladder should be suggested to carry out.

7.3 Dachenjia mine area

Among all mine areas Dachenjia one is the lowest in working degree. From the current geological work, several alteration zones have been found by geological mapping with light mountain project and exploration engineering. Several profiles have been done in the middle of the area by using the IP ladder from which a better potential has been found with a fine seeing- mine effect.

There are some faults exposed both in the ends of NE and SW of IP ladder, in which transition zone about 1000m is covered by the quaternary. Analyzed from data of IP ladder, the fault zone strikes N40~60°E with an steep inclination of 60～80° towards northwest.

Seen from the ρa plan and contour plan of IP ladder, the contours of apparent resistivity in the area spreads along the baseline direction like a ribbon and measurement line like a wave. Min apparent resistivity is 172Ωm, the max 1736Ωm and the average 650Ωm.

The amount and conductivity of metallic mineral in the faults will increase through the role of alteration. The faults broken fill with water easily by the stress with an increasing conductivity, for which these faults will show a low resistivity anomaly. When this reaches to a certain degree in scale, a low resistivity anomaly will appear along fracture like a ribbon, which is the same with that of fractures in the direction.
If the faults is severe silicified and slightly broken, it will show a high anomaly resistivity. When the scale reaches to a certain degree, it will show a high anomaly resistivity along the fractures like a ribbon whose direction is the same with fractures.

When two or more faults with different natures are pretty close among each other or interwoven together, the whole characteristics of resistivity field will be their stack of their individual anomalies.

When the terrain is flat and is covered thickly, its resistivity field is relatively weak and gentle. Otherwise, when the terrain is cut seriously, it will fluctuate wavely, and high anomaly resistivity zone will appear easily along valleys.

The resistivity is low in faults in Chenjiagou mine area because of the weak silicification, serious brokenness with a thick cover and several measurement lines in loose and low-lying loops that the water supply is sufficient. Under the water-filled state, it is not difficult to show low resistance. However, for the extreme thick cover, the low resistance shielding increases accordingly, which makes anomalies become fuzzy smooth and cannot be distinguished easily.
The apparent resistivity of the IP ladder in test area appears low anomaly in middle of northern measurement lines. The IP apparent resistivity in anomaly section is characterized by synchronous low resistance. Besides, the anomalies at south extension are inferred as the reflection of faults.
Apparent resistivity in middle and southwest sections of measurement area is still abnormal to a not clear extend with a trend moving to northwest.

The IP ladder polarization field in the measurement area changes very steadily whose value is lower with a not enough prominent abnormality. The min apparent polarization is 1.14%, and max 2.45%, the average 1.50%.  Two IP anomalies are screened and delineated by analysis numbered as DJH1 and DJH2.

DJH1 anomaly

It is located at hanging of fault in the northern measurement area, namely, between the scope of two points such as No.110 and 120 both in the range between the line 200 to line 220 in physical survey grid. The anomaly spreading ribbon-line strikes 50° in length of 200m and width of 20m. The max anomaly is 1.74% appearing at the point of 116/200.

The results got in IP sounding done at this anomaly are basically consistent with the anomaly of IP ladder. No.122 point in the apparent polarity section is the changeable position of gradient zone which is the reflection of faults. There are many anomalies between the points of No.115 and 118 on the apparent polarity section, which change from shallow to deep beaded arranged from top to bottom. JH1 anomaly is corresponded well with faults which can be carried out project certification.

DJH2 anomaly

The anomaly is located at the hanging of fault and is between the scope of two points such as No.112 and 116 both on the line 160, line 170 in the physical measurement grid. The anomaly spreads with a direction of axis about 55°like a ribbon, and it is 130m long and 20m wide, while the max polarity is 1.78% appearing at the point of 116/160.

The work of IP sounding hasn’t been arranged because the anomaly in feature zone is not pretty clear.

In addition, there exists the IP anomaly at the east section between the line 140 and line 160 with a large scope and a high anomaly. By field observations, we found there existed high-voltage wire and communication cables on the upper and near of the anomaly caused by the interference.

The abnormal displays on the resistivity field of faults that anomaly of IP ladder is weak and gentle and the IP union shown as synchronously low, while the IP sounding shown as a changeable gradient zone. Compared with the abnormal display at the southwest section, the one at the northeast section is clear, and its faults become smaller from northeast toward southwest or pinch out.

Generally, the polarization field was lower with a gentle change and a not pretty exception. By comparison，we selected two IP anomalies such as DJH1 and DJH2 both of which were associated with faults.
DJH1 anomaly locating at hanging of fault is between the scope of two points such as No.110 and 120 both in the range between the line 200 to 220 in physical survey grid. The anomaly spreading ribbon-line strikes 50° in length of 200m and width of 20m. The max anomaly is 1.74% appearing at the point of 116/200. This anomaly has a close relationship with the fault and inferred that IP anomaly is closely related with the enrichment of metal sulfides in the fault.
The DHJ2 anomaly locating at the hanging of fault and is between the scope of two points such as No.112 and 116 both on the line 160, line 170 in the physical measurement grid. The anomaly spreads with a direction of axis about 55°like a ribbon, and it is 130m long and 20m wide, while the max polarity is 1.78% appearing at the point of 116/160. The feature of fracture in this anomaly is unobvious and the state of anomaly cannot be defined easily.
So we suggest that the certification drilling should be done on DJH anomaly.

Making a general survey about all the gold census areas belonging to Xin Guan Mining Co., Ltd, the geological conditions of gold forming are very favorable. The stratigraphy, structure, igneous rocks and alteration zone is these areas have the geological requirements for occurring gold ore bodies. Moreover, the existence of the blind ore bodies in the depth of the census area is the main gold prospecting guideline. For the purpose of laying a further foundation for the  geological prospecting work, it is suggested that the work of full carrying out geochemical primary halo should be done in the census area to analyze the elements combined relating to gold mineralization，and then to delineate the gold mineralization of target area.

List of tables

Table 1 Calculation of ave thickness of a single project and the ave weighted grade
No. Orebody	Resources Category	No. segments	Sample	Horizontal Thickness（m）	Average Grade（×10-6）	Amount of samples	Average Horizontal thickness（m）	Weighted average grade（×10-6）
Ⅰ	（333）	Ⅰ1-333-1	ⅣS27	1.12	2.83
			ⅣS26	1.03	5.67
			ⅣS25	1.12	7.39
			ⅣS24	0.88	6.83
			ⅣS23	0.50	7.30
			ⅣS22	0.97	9.25
			ⅣS21	1.30	10.72
			ⅣS20	1.25	11.52
			ⅣS19	0.92	8.30
			ⅣS18	0.92	8.65
			ⅣS17	1.13	10.07
			ⅣS16	0.89	5.75
			ⅣS15	1.08	7.32
			ⅣS14	0.88	5.34
			ⅣS13	0.95	7.76
			ⅣS12	0.86	5.38
			ⅣS11	0.95	11.98
			ⅣS10	1.02	9.32
			ⅣS9	0.96	9.86
			ⅣS8	1.25	10.23
			ⅣS7	0.97	5.76
			ⅣS6	0.96	7.30

Continued table 1 Calculation of ave thickness of a single project and the ave weighted grade

No. Orebody	Resources Category	No. segments	Sample	Horizontal Thickness（m）	Average Grade（×10-6）	Amount of samples	Average Horizontal thickness（m）	Weighted average grade（×10-6）
Ⅰ	（333）	Ⅰ1-333-1	ⅣS5	1.17	10.28	31	1.02	8.77
			ⅣS4	1.32	13.46
			ⅣS3	0.89	12.38
			ⅣS2	1.40	15.90
			ⅣS1	1.30	9.30
			ⅣS0	0.95	11.56
			ⅣS01	0.90	4.87
			ⅣS02	1.00	6.75
			ⅣS03	0.80	4.50
			ⅣN0	1.10	7.50	3	1.08	10.92
			ⅣN02	1.20	16.30
			ⅣN03	0.95	8.10
			ZK1	1.08	9.35	1	1.08	9.35
			ZK2	1.13	7.35	1	1.13	7.35
			ZK03	0.10	5.02	1	0.10	5.02
			ZK4	1.26	7.15	1	1.26	7.15
	（334）	Ⅰ1-334-1	The data used here is the same with that of segmentⅠ1-333-1
	（333）	Ⅰ2-333-1	ⅣN06	0.50	12.40
			ⅣN07	1.00	10.40
			ⅣN08	1.10	8.90
			ⅣN09	0.85	8.01
			ⅣN010	1.00	8.61
			ⅣN011	0.75	18.11

Continued table 1 Calculation of ave thickness of a single project and the ave weighted grade
No. Orebody	Resources Category	No. segments	Sample	Horizontal Thickness（m）	Average Grade（×10-6）	Amount of samples	Average Horizontal thickness（m）	Weighted average grade（×10-6）
Ⅰ	（333）	Ⅰ2-333-1	ⅣN012	0.90	5.00	12	1.00	10.81
			ⅣN1	1.30	5.12
			ⅣN2	1.10	10.80
			ⅣN3	1.00	8.89
			ⅣN4	1.30	20.34
			ⅣN5	1.26	13.18
	（334）	Ⅰ1-334-1	The data used here is the same with that of segmentⅠ2-333-1
			ⅡYM3-41	0.75	2.70
Ⅱ	（333）	Ⅱ1-333-4	ⅡYM3-42	0.90	4.66	3	0.87	5.41
			ⅡYM3-43	0.95	8.25
			ⅡYM2-43	0.60	3.00
			ⅡYM2-44	0.80	4.75
			ⅡYM2-45	0.85	5.77
			ⅡYM2-46	0.80	5.00
			ⅡYM2-47	0.95	10.21
			ⅡYM2-48	0.90	15.00
			ⅡYM2-49	0.95	8.28
			ⅡYM2-50	1.05	5.15
			ⅡYM2-51	0.95	4.10
			ⅡYM2-52	0.95	10.32
			ⅡYM2-53	0.80	8.11
			ⅡYM2-54	0.80	5.27
			ⅡYM2-55	0.75	6.20

  Continued table 1 Calculation of ave thickness of a single project and the ave weighted grade
No. Orebody	Resources Category	No. segments	Sample	Horizontal Thickness（m）	Average Grade（×10-6）	Amount of samples	Average Horizontal thickness（m）	Weighted average grade（×10-6）
Ⅱ	（333）	Ⅱ1-333-4	ⅡYM2-56	0.80	4.10	16	0.83	6.52
			ⅡYM2-57	0.70	1.90
			ⅡYM2-58	0.65	3.15
	（334）	Ⅱ1-334-1	The data used here is the same with that of the segment Ⅱ1-333-4
	（333）	Ⅱ2-333-4	ⅡYM3-01	0.70	2.88
			ⅡYM3-02	0.85	5.30
			ⅡYM3-03	1.05	3.75
			ⅡYM3-04	0.90	5.62
			ⅡYM3-05	0.95	22.60
			ⅡYM3-06	1..30	5.32
			ⅡYM3-07	0.95	6.25
			ⅡYM3-08	1.05	10.70
			ⅡYM3-09	0.95	3.75
			ⅡYM3-10	1.08	8.34
			ⅡYM3-11	0.95	5.20
			ⅡYM3-12	0.90	6.68
			ⅡYM3-13	0.90	8.80
			ⅡYM3-14	1.05	3.60
			ⅡYM3-15	0.95	6.75
			ⅡYM3-16	0.98	5.21
			ⅡYM3-17	0.90	7.28
			ⅡYM3-18	1.20	5.27
			ⅡYM3-19	1.10	6.15

               Continued table 1 Calculation of ave thickness of a single project and the ave weighted grade
No. Orebody	Resources Category	No. segments	Sample	Horizontal Thickness（m）	Average Grade（×10-6）	Amount of samples	Average Horizontal thickness（m）	Weighted average grade（×10-6）	Remark
Ⅱ	（333）	Ⅱ2-333-3	ⅡYM3-20	0.85	3.31	31	0.90	6.41
			ⅡYM3-21	0.90	7.31
			ⅡYM3-22	0.95	11.21
			ⅡYM3-23	0.95	4.60
			ⅡYM3-24	0.90	7.77
			ⅡYM3-25	1.10	1.42
			ⅡYM3-26	0.95	6.22
			ⅡYM3-27	0.80	4.75
			ⅡYM3-28	0.80	6.55
			ⅡYM3-29	0.85	7.00
			ⅡYM3-30	0.70	4.45
			ⅡYM3-31	0.65	3.12
	（334）	Ⅱ2-334-1	The original data is the same with that of the ore Ⅱ1-333-4 totally.
21	（333）	21-333-1	1	1.50	2.78	16	2.82	4.02	The 1st middle west
			3-1/3-2	2.02	3.56
			5-1/5-2	3.30	2.24
			7-1/7-2	4.30	4.42
			9-1/9-2	3.00	4.01
			11-1/11-2	3.50	3.86
			13	1.45	7.65
			15-1/15-2	2.75	5.16
			17-1/17-2	3.55	3.77
			2-1/2-2	2.25	2.77				1st middle east
			4-1/4-2	2.35	4.27

               Continued table 1 Calculation of ave thickness of a single project and the ave weighted grade
No. Orebody	Resources Category	No. segments	Sample	Horizontal Thickness（m）	Ave Grade（×10-6）	Amount of samples	Ave Horizon thickness（m）	Weighted average grade（×10-6）	Remark
21	（333）	21-333-1	6-1/6-2	2.10	4.07	8	2.23	3.48	eastern 1st middle
			8-1/8-2	2.20	2.80
			1-1/1-2	2.20	3.62	12	2.08	5.28	western 2nd middle
			3-1/3-2	2.67	7.13
			5-1/5-2	2.50	3.80
			7-1/7-2	1.70	11.16
			9-1/9-2	2.10	3.30
			11-1/11-2	1.30	2.70
			2-1/2-2	3.05	3.16	6	2.50	4.76	Middle 2nd middle
			4-1/4-2	2.55	4.11
			6-1/6-2	1.90	8.24
			8-1/8-2	2.10	3.44	16	2.35	5.73	eastern 2nd middle
			10-1/10-2	2.70	9.80
			12-1/12-2	1.90	1.23
			14-1/14-2	3.00	6.43
			16-1/16-2	1.80	1.42
			18-1/18-2	3.30	11.05
			20-1/20-2	2.70	3.74
			22-1/22-2	1.30	2.53
			1-1/1-2	1.45	4.28				3rd middle
			3-1/3-2	3.50	8.36
			5-1/5-2	2.95	2.09
			7-1/7-2/7-3	6.01	7.61

Continued table 1 Calculation of ave thickness of a single project and the ave weighted grade
No. Orebody	Resources Category	No. segments	Sample	Horizontal Thickness（m）	Ave Grade（×10-6）	Amount of samples	Ave Horizon thickness（m）	Weighted average grade（×10-6）	Remark
21	（333）	21-333-1	9-1/9-2	1.90	3.22	16	2.67	5.78	The 3rd middle
			4-1/4-2	1.80	4.81
			6-1/6-2	1.83	5.01
			8-1/8-2	1.90	6.34
	（334）	21-334-1	The data used here is the same with that of segment 21-333-1 totally.
	（333）	22-333-1	1-1/1-2	3.10	3.81	14	1.81	6.45	western 1st middle
			3-1/3-2	2.65	10.28
			5-1/5-2	1.55	4.03
			7-1/7-2	1.10	2.36
			9-1/9-2	1.61	6.55
			11-1/11-2	1.53	11.80
			13-1/13-2	1.10	4.87
			2-1/2-2	1.45	3.84	8	2.18	4.70	eastern 1st middle
			4-1/4-2	2.68	4.56
			6-1/6-2	2.55	5.78
			8-1/8-2	2.04	2.95
			9-1/9-2	1.40	1.74				western 3rd middle
			11-1/11-2	2.40	8.38
			13-1/13-2	2.40	5.54
			15-1/15-2	3.10	5.17
			17-1/17-2	3.15	4.04

Continued table 1 Calculation of ave thickness of a single project and the ave weighted grade
No. Orebody	Resources Category	No. segments	Sample	Horizontal Thickness（m）	Ave Grade（×10-6）	Amount of samples	Ave Horizon thickness（m）	Weighted average grade（×10-6）	Remark
21	（333）	22-333-1	19-1/19-2	2.00	7.17	19	2.65	5.13	western 2nd middle
			21	0.80	11.39
			23-1/23-2	1.90	3.96
			25-1/25-2	2.20	3.56
			27-1/27-2	1.30	1.87
			1-1/1-2	1.90	2.19	8	2.26	6.02	Middle 2nd middle
			3-1/3-2	2.10	4.26
			5-1/5-2	2.65	12.24
			7-1/7-2	2.40	3.73
			2	0.70	2.01	17	2.40	5.47	eastern 2nd middle
			4-1/4-2	1.55	4.84
			6-1/6-2	2.30	10.06
			8-1/8-2	3.15	4.05
			10-1/10-2	3.50	9.34
			12-1/12-2	3.10	4.58
			14-1/14-2	2.50	4.63
			16-1/16-2	2.80	4.49
			18-1/18-2	2.00	1.14
			15-1/15-2	2.40	2.87	8	2.66	3.29	western 3rd middle
			17-1/17-2	3.10	4.21
			19-1/19-2	3.15	3.55
			21-1/21-2	2.00	1.96
			1	1.00	1.28				middle of 3rd middle
			3-1/3-2	1.25	4.31

Continued table 1 Calculation of ave thickness of a single project and the ave weighted grade
No. Orebody	Resources Category	No. segments	Sample	Horizontal Thickness（m）	Ave Grade（×10-6）	Amount of samples	Ave Horizon thickness（m）	Weighted average grade（×10-6）	Remark
21	（333）	22-333-1	5-1/5-2	2.05	7.32	13	1.87	5.43	Middle of 3rd middle
			7-1/7-2	2.60	11.46
			9-1/9-2	2.40	4.00
			11-1/11-2	1.40	5.31
			13-1/13-2	2.40	1.10
			2	0.50	1.08	20	2.53	5.62	eastern 3rd middle
			4-1/4-2	2.60	3.27
			6-1/6-2	2.30	10.47
			8-1/8-2	3.15	6.48
			10-1/10-2	3.50	10.17
			12-1/12-2	3.10	4.16
			14-1/14-2	2.50	3.62
			16-1/16-2	2.80	4.46
			18-1/18-2	3.60	4.99
			20-1/20-2	3.00	4.49
			22-1	0.80	2.05
			ZK01	1.50	3.17	1	1.50	3.17	Deep drilling
			ZK02	1.75	3.14	1	1.75	3.14
			ZK03	1.60	3.14	1	1.60	3.14
			ZK05	1.75	7.16	1	1.75	7.16
	（334）	22-334-1	The data used here is the same with that of the 22-333-1 segment totally

Continued table 1 Calculation of ave thickness of a single project and the ave weighted grade
No. Orebody	Resources Category	No. segments	Sample	Horizontal Thickness（m）	Ave Grade（×10-6）	Amount of samples	Ave Horizon thickness（m）	Weighted average grade（×10-6）	Remark
①	（333）	①-333-1	1-1/1-2	1.20	1.66	14	2.28	4.79	western 1st middle
			3-1/3-2	2.50	6.06
			5-1/5-2	2.65	5.43
			7-1/7-2	2.40	2.40
			9-1/9-2	2.40	3.63
			11-1/11-2	2.40	8.78
			13-1/13-2	2.40	3.91
			2	1.00	1.05	5	1.93	5.17	The mid of 1st middle
			4-1/4-2	2.50	5.00
			6-1/6-2	2.30	7.14
			8	0.70	1.82	7	1.71	5.99	eastern 1st middle
			10-1/10-2	1.80	10.24
			12-1/12-2	2.70	4.79
			14-1/14-2	1.62	5.05
			1	1.00	1.28	16	2.11	5.13	western 2nd middle
			3-1/3-2	2.10	3.71
			5-1/5-2	2.65	11.02
			7-1/7-2	2.40	3.70
			9-1/9-2	1.40	5.46
			11-1/11-2	2.40	4.88
			13-1/13-2	2.40	4.91
			15-1/15-2	3.10	5.69
			17	1.55	1.04

Continued table 1 Calculation of ave thickness of a single project and the ave weighted grade

No. Orebody	Resources Category	No. segments	Sample	Horizontal Thickness（m）	Ave Grade（×10-6）	Amount of samples	Ave Horizon thickness（m）	Weighted average grade（×10-6）	Remark
①	（333）	①-333-1	2	0.70	2.01	6	1.53	5.99	Eastern 2nd middle
			4-1/4-2	1.55	4.84
			6-1/6-2	2.30	10.06
			8	1.55	2.89
			ZK1	1.55	2.89	1	1.55	2.89	Deep drilling
			ZK2	1.70	4.45	1	1.70	4.45
			ZK3	1.80	7.00	1	1.80	7.00

Table 2 Calculation of ave thickness and ave weighted grade of segment
No. Orebody	Resources Category	No. segments	Sample	Horizontal Thickness（m）	Ave Grade（×10-6）	Amount of samples	Ave Horizon thickness（m）	Weighted average grade（×10-6）
Ⅰ	（333）	Ⅰ1-333-1		1.02	8.77	31	0.95	8.58
				1.08	10.92	3
				1.08	9.35	1
				1.13	7.35	1
				0.10	5.02	1
				1.26	7.15	1
	（334）	Ⅰ1-334-1					0.95	8.58
	（333）	Ⅰ2-333-1		1.00	10.81	12	1.00	10.81
	（334）	Ⅰ2-334-1					1.00	10.81
Ⅱ	（333）	Ⅱ1-333-4		0.87	5.41	3	0.85	5.95
				0.83	6.52	16
	（334）	Ⅱ1-334-1					0.85	5.95
	（333）	Ⅱ2-333-3		0.90	6.41	31	0.90	6.41
	（334）	Ⅱ2-334-1					0.90	6.41
21	（333）	21-333-1		2.82	4.02	16	2.44	4.84
				2.23	3.48	8
				2.08	5.28	12
				2.50	4.76	6
				2.35	5.73	16
				2.67	5.78	16
	（334）	21-334-1					2.44	4.84

Continued 2 Calculation of ave thickness and ave weighted grade of segment

No. Orebody	Resources Category	No. segments	Sample	Horizontal Thickness（m）	Ave Grade（×10-6）	Amount of samples	Ave Horizon thickness（m）	Weighted average grade（×10-6）
22	（333）	22-333-1		1.81	6.45	14	2.08	4.93
				2.18	4.70	8
				2.65	5.13	19
				2.26	6.02	8
				2.40	5.47	17
				2.66	3.29	8
				1.87	5.43	13
				2.53	5.62	20
				1.50	3.17	1
				1.75	3.14	1
				1.60	3.14	1
				1.75	7.16	1
	（334）	22-334-1	The data used here is the same to that of 22-333-1 segment totally.
①	（333）	①-333-1		2.28	4.79	14	1.83	5.19
				1.93	5.17	5
				1.71	5.99	7
				2.11	5.13	16
				1.53	5.99	6
				1.55	2.89	1
				1.70	4.45	1
				1.80	7.00	1

Table 3 Resources estimation in the mine area
Mine area	No.ore body	Resources category	No. segments	Segment area（m2）	Ave thickness of (m)	Segment volume (m3)	Density (t/m3)	Ore tonnage（10,000t）	Average grade (×10-6 )	Metal gold（kg）	remark
Cunliji	Ⅰ	（333）	Ⅰ1-333-1	112713	0.95	107077	2.72	29.13	8.58	2498.93
			Ⅰ2-333-1	22982	1.00	22982		6.25	10.81	675.74
	Ⅱ		Ⅱ1-333-4	4785	0.85	4067		1.11	5.95	65.82
			Ⅱ2-333-3	6000	0.90	5400		1.47	6.41	94.15
Jiyingshan	21		21-333-1	20286	2.44	49498		13.46	4.84	651.63
	22		22-333-1	44700	2.08	92976		25.29	4.93	1246.77
Chenjiagou	①		①-333-1	47843	1.83	87553		23.81	5.19	1235.96
Cunliji	Subtotal				1.68			100.52	4.05	6469.00
	Ⅰ	（334）	Ⅰ1-334-1	109708	0.95	104223		28.35	8.58	2432.31
			Ⅰ2-334-1	79238	1.00	79238		21.55	10.81	2329.85
	Ⅱ		Ⅱ1-334-1	41830	0.85	35556		9.67	5.95	575.43
			Ⅱ2-334-1	84130	0.90	75717		20.60	6.41	1320.14
Jiyingshan	21		21-334-1	85191	2.44	207866		56.54	4.84	2736.51
	22		22-334-1	76174	2.08	158442		43.10	4.93	2124.64
Total	Subtotal				1.37			179.81	6.41	11518.88
	（333+334）							280.33		17987.88

Table 4 The original resources estimation in Cunliji Mine area
No. orebody	Reserves category	No. segment	Segment area(m2)	Average Horizontal thickness (m)	Volume (m3)	Ore weight (t/m3)	Ore tonnage (t)	Average grade (×10-6 )	Metal gold（kg）	average actual thickness（m）
Ⅱ1	（333）	Ⅱ1333-1	800	0.79	632	2.72	1719	6.01	10	0.77
	（111b）	Ⅱ111b-1	3645	0.81	2952		8030	5.71	46	0.79
		Ⅱ111b-2	2141	0.85	1820		4950	5.42	27	0.83
	（333）	Ⅱ1333-2	270	0.80	216		587	6.18	4	0.78
		Ⅱ1333-3	116	0.87	133		362	5.41	2	0.85
Ⅱ2		Ⅱ2333-1	1726	0.86	1484		4037	4.99	20	0.83
	（111b）	Ⅱ211b-1	7410	0.87	6446		17535	5.02	88	0.85
		Ⅱ211b-2	7298	0.90	6568		17865	6.12	109	0.88
	（333）	Ⅱ2333-2	1741	0.92	1601		4356	6.22	27	0.90
Ⅰ1	（111b）	Ⅰ1111b-1	2793	1.07	2988		8128	6.87	56	1.04
		Ⅰ1111b-2	2256	1.10	2481		6749	7.69	52	1.07
		Ⅰ1111b-3	3528	0.99	3563		9693	7.93	77	0.97
Total	（111b）			0.94			72950	6.24	455
	（333）			0.85			11061	5.70	63
	（111b+333）			0.90			84011	6.17	518

Table 5 Summary table of resources estimation in the whole mine area
Mine area	No. orebody	Resources category	Ore tonnage (10000 t)	Average grade (×10-6 )	Metal gold（kg）	remark
Cunliji	Ⅰ1	（111b）	2.46	7.52	185	The original certification resources estimation report
	Ⅱ1		1.30	5.62	73
	Ⅱ2		3.54	5.56	197
	Subtotal		7.30	6.23	455
	Ⅱ1	（333）	29.13	0.03	8.58
	Ⅱ2		6.25	0.17	10.81
	Ⅰ1		29.13	8.58	2498.93	Resources estimation this time
	Ⅰ2		6.25	10.81	675.74
	Ⅱ1		1.11	5.93	65.82
	Ⅱ2		1.47	6.40	94.15
Jiyingshan	21		13.46	4.84	651.63
	22		25.29	4.93	1246.77
Chenjiagou	①		23.81	5.19	1235.96
	Subtotal		135.90	4.77	6488.39
Cunliji	Ⅰ1	（334）	28.35	8.58	2432.31
	Ⅰ2		21.55	10.81	2329.85
	Ⅱ1		9.67	5.95	575.43
	Ⅱ2		20.60	6.41	1320.14
Jiyingshan	21		56.54	4.84	2736.51
	22		43.10	4.93	2124.64
	Subtotal		179.81	6.41	11518.88
Total（111b+333+334）			323.01	5.72	18462.27

List of Figures

Sequence	Map Number	Map Name	Scale
1	1	The Regional geological map of Southern Penglai City, Shandong Province	1:50000
2	2-1	The geo-hydrology plain map the gold mining region in Cunliji, Penglai City, Shandong Province	1:10000
3	2-2	The topography geological map of of Jiyingshan gold mining area, Penglai City, Shandong Province	1:10000
4	2-3	The topography geological map of Chenjiagou gold mining area, Penglai City, Shandong Province	1:10000
5	3-1	The vertical projection section of resources estimation of ore body in Cunliji Ⅰ1 andⅠ2	1:1000
6	3-2	The vertical projection section of the resources estimation of ore body in Cunliji II1 and II 2	1:1000
7	3-3	The vertical projection section of the resources estimation of the 21# gold vein in Jiyingshan area
8	3-4	The vertical projection section of the resources estimation of the 22# gold vein in Jiyingshan area	1:1000
9	3-5	The vertical projection section of the resources estimation of the No. ① gold vein in Chenjiagou region	1:1000
10	4-1	The plan of 1 middle of 21# gold vein in JaYing Hill mining area	1:1000
11	4-2	The plan of 2 middle of 21# gold vein in JaYing Hill mining area	1:1000
12	4-3	The plan of 3 middle of 21# gold vein in JaYing Hill mining area	1:1000
13	4-4	The plan of 1 middle of 22# gold vein in JaYing Hill mining area	1:1000
14	4-5	The plan of 2 middle of 22# gold vein in JaYing Hill mining area	1:1000
15	4-6	The Geological Plan of 3 Middle of 22# Gold Vein in JaYing Hill Mining Area	1:1000
16	4-7	The Geological Plan of 1 Middle of ① gold vein in Chenjiagou	1:1000
17	4-8	The Geological Plan of 2 Middle of ① gold vein in Chenjiagou	1:1000
18	5	The results of the geophysical exploration in the Chenjiagou mining regions, Penglai City	1:5000
19	6-1	IP Middle-Gradient Pa Contour Plan in Chenjiagou Gold Mining Region	1:5000
20	6-2	IP Middle-Gradient ηa Contour Plan in Chenjiagou Gold Mining Region	1:5000
21	6-3	IP Middle-Gradient Pa section in Chenjiagou Gold Mining Region	1:5000
22	6-4	IP Middle-Gradient ηa section in Chenjiagou Gold Mining Region	1:5000

LIST OF APPENDICES

Appendix 1 Mining license in Cunliji mine area
Appendix 2 Prospecting license in Cunliji mine area
Appendix 3 Prospecting license in Jiyingshan mine area
Appendix 4 Prospecting license in Chenjiagou mine area
Appendix 5 The Geological Survey Certificate of Shandong Zhengyuan mineral exploration LLC